CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS. THE CONFIDENTIAL REDACTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH REDACTIONS.
Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
dated as of
April 2, 2007
by and among
DUBAI AEROSPACE ENTERPRISE (DAE) LTD,
LMA MERGER SUB, INC.,
SAH MERGER SUB, INC.,
PIEDMONT/HAWTHORNE HOLDINGS, INC.,
STANDARD AERO ACQUISITION HOLDINGS, INC.,
and
TC GROUP, L.L.C.

Schedules
Schedule 1.1 — Permitted Liens
Schedule 1.2 — Knowledge (Landmark)
Schedule 1.3 — Knowledge (Standard Aero)
Schedule 1.4 — Knowledge (Acquiror)
Schedule 2.11(c)(ii) — EBITDA of FBO Business
Schedule 3.2 — Subsidiaries
Schedule 3.4 — Exceptions to No Conflict Representation
Schedule 3.5 — Governmental Consents
Schedule 3.6 — Capitalization of the Companies
Schedule 3.7 — Capitalization of Subsidiaries of the Companies
Schedule 3.8 — Financial Statements
Schedule 3.9 — Undisclosed Liabilities
Schedule 3.10 — Absence of Certain Changes
Schedule 3.11 — Litigation and Proceedings
Schedule 3.12 — Legal Compliance
Schedule 3.13 — Contracts
Schedule 3.14 — Employee Benefit Plans
Schedule 3.15 — Labor Relations
Schedule 3.16 — Taxes
Schedule 3.17 — Brokers’ Fees
Schedule 3.18 — Insurance
Schedule 3.19 — Licenses, Permits, and Authorizations
Schedule 3.20 — Machinery, Equipment, and Other Tangible Property

v

Schedule 3.21 — Real Property
Schedule 3.22 — Intellectual Property
Schedule 3.23 — Environmental Matters
Schedule 3.24 — Customers and Suppliers
Schedule 3.25 — Affiliate Transactions
Schedule 3.27 — Government Contracts
Schedule 4.3 — No Conflict Representation
Schedule 4.4 — Litigation and Proceedings
Schedule 4.5 — Governmental Authorities; Consents
Schedule 4.7 — Brokers’ Fees
Schedule 5.1 — Conduct of Business

Annexes
Annex A — Landmark Certificate of Merger
Annex B — Standard Certificate of Merger
Annex C — Form of Letter of Transmittal
Annex D — Form of Option Acknowledgement
***

Execution Version
AGREEMENT AND PLAN OF MERGER
          This Agreement and Plan of Merger (this “Agreement”), dated as of April 2, 2007, is entered into by and among DUBAI AEROSPACE ENTERPRISE (DAE) LTD, a Dubai International Financial Center Registered Company (“Acquiror”), LMA MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Landmark Merger Sub”), SAH MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Standard Merger Sub” and together with Landmark Merger Sub, “Merger Subs”), PIEDMONT/HAWTHORNE HOLDINGS, INC., a Delaware corporation (“Landmark”), STANDARD AERO ACQUISITION HOLDINGS, INC., a Delaware corporation (“Standard Aero”); each of Landmark and Standard Aero individually referred to herein as a “Company” and together as the “Companies”), and TC GROUP, L.L.C., a Delaware limited liability company (“TC Group”), solely in its capacity as the initial Holder Representative hereunder.
PLAN OF MERGER
          A. On the terms and subject to the conditions set forth in this Agreement, Acquiror, Landmark Merger Sub and Landmark (Landmark Merger Sub and Landmark sometimes being referred to herein as the “Landmark Constituent Corporations”) are hereby adopting a plan of merger, providing for the merger of Landmark Merger Sub with and into Landmark, with Landmark being the surviving corporation. This merger (the “Landmark Merger”) shall, on the terms and subject to the conditions set forth in this Agreement, be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form of Annex A hereto (the “Landmark Certificate of Merger”), such Landmark Merger to be consummated as of the Effective Time of the Landmark Merger (as defined below).
          B. On the terms and subject to the conditions set forth in this Agreement, Acquiror, Standard Merger Sub and Standard Aero (Standard Merger Sub and Standard Aero sometimes being referred to herein as the “Standard Constituent Corporations”) are hereby adopting a plan of merger, providing for the merger of Standard Merger Sub with and into Standard Aero, with Standard Aero being the surviving corporation. This merger (the “Standard Merger”; the Landmark Merger and the Standard Merger are collectively referred to herein as the “Mergers”) shall, on the terms and subject to the conditions set forth in this Agreement, be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form of Annex B hereto (the “Standard Certificate of Merger”), such Standard Merger to be consummated as of the Effective Time of the Standard Merger (as defined below).
          C. Upon consummation of the Mergers, the separate corporate existence of each of Landmark Merger Sub and Standard Merger Sub shall cease, and each of Landmark (as the surviving corporation in the Landmark Merger and hereinafter referred to for the periods on and after the Effective Time of the Landmark Merger as the “Landmark Surviving Corporation”) and Standard Aero (as the surviving corporation in the Standard Merger and hereinafter referred to for the periods on and after the Effective Time of the Standard Merger as the “Standard Surviving Corporation” and together with the Landmark Surviving Corporation, the “Surviving

Corporations”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly-owned subsidiary of Acquiror.
          D. On and after the Effective Time of the Landmark Merger, the Landmark Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, obligations and duties of Landmark and Landmark Merger Sub, all as provided under Section 259 of the DGCL.
          E. On and after the Effective Time of the Standard Merger, the Standard Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, obligations and duties of Standard Aero and Standard Aero Merger Sub, all as provided under Section 259 of the DGCL.
          F. At the Effective Time of the Landmark Merger, (i) the Certificate of Incorporation and Bylaws of the Landmark Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Landmark Merger Sub as in effect immediately prior to the Effective Time of the Landmark Merger, until thereafter amended as provided therein and under the DGCL, (ii) the directors of the Landmark Surviving Corporation shall be the directors of Landmark Merger Sub immediately prior to the Effective Time of the Landmark Merger until their successors have been duly elected or appointed and qualified and (iii) the officers of the Landmark Surviving Corporation shall be the officers of Landmark immediately prior to the Effective Time of the Landmark Merger, until their successors have been duly elected or appointed and qualified.
          G. At the Effective Time of the Standard Merger, (i) the Certificate of Incorporation and Bylaws of the Standard Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Standard Merger Sub as in effect immediately prior to the Effective Time of the Standard Merger, until thereafter amended as provided therein and under the DGCL, (ii) the directors of the Standard Surviving Corporation shall be the directors of Standard Merger Sub immediately prior to the Effective Time of the Standard Merger until their successors have been duly elected or appointed and qualified and (iii) the officers of the Standard Surviving Corporation shall be the officers of Standard Aero immediately prior to the Effective Time of the Standard Merger, until their successors have been duly elected or appointed and qualified.
          H. (i) the Board of Directors of Landmark has (x) determined that the Landmark Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of Landmark and the stockholders of Landmark and (y) recommended to the stockholders of Landmark approval of the Landmark Merger; and (ii) the Board of Directors of Standard Aero has (1) determined that the Standard Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of Standard Aero and the stockholders of Standard Aero and (2) recommended to the stockholders of Standard Aero approval of the Standard Merger.
          I. Concurrently with the execution and delivery of this Agreement (and deemed to occur immediately following such execution and delivery), (i) the holders of Landmark Common Stock who hold, in the aggregate, a number of shares of Landmark Common Stock entitled to cast votes in excess of that number of votes necessary for the adoption of this

Agreement and the approval of the Landmark Merger and the other transactions contemplated hereby and relating to the Landmark Merger, including Carlyle Landmark as the holder of 490,579 shares of Class A Common Stock of Landmark (which constitutes all of the issued and outstanding shares of such Class A Common Stock), have executed and delivered to Landmark the Landmark Stockholder Written Consent (as defined below), and (ii) the holders of Standard Common Stock who hold, in the aggregate, a number of shares of Standard Common Stock entitled to cast votes in excess of that number of votes necessary for the adoption of this Agreement and the approval of the Standard Merger and the other transactions contemplated hereby and relating to the Standard Merger, including Carlyle Standard as the holder of 2,024,452 shares of Standard Common Stock, have executed and delivered to Standard Aero the Standard Stockholder Written Consent (as defined below).
          J. For certain limited purposes, and subject to the terms set forth herein, TC Group shall serve as a representative of the holders of Landmark Common Stock, Landmark Vested Options, Standard Common Stock and Standard Vested Options.
          K. Certain capitalized terms used herein have the meanings ascribed to such terms in Article I hereof.
AGREEMENT
          In order to consummate the Mergers, and in consideration of the mutual agreements hereinafter contained, Acquiror, the Merger Subs, and the Companies, agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
          As used herein, the following terms shall have the following meanings:
          “Acquiror” has the meaning specified in the preamble hereto.
          “Acquiror Cure Period” has the meaning specified in Section 10.1(c).
          “Action” means any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of the voting securities, by contract or otherwise.
           ***

          “Aggregate Fully-Diluted Landmark Common Shares” has the meaning specified in Section 2.1(d).
          “Aggregate Fully-Diluted Standard Common Shares” has the meaning specified in Section 2.2(d).
          “Aggregate Landmark Option Exercise Price” has the meaning specified in Section 2.1(d).
          “Aggregate Standard Option Exercise Price” has the meaning specified in Section 2.2(d).
          “Agreement” has the meaning specified in the preamble hereto.
          “Aircraft Financing Indebtedness” means the lesser of (x) $40,000,000 and (y) an amount equal to the aggregate Indebtedness of Landmark and its Subsidiaries incurred for the purpose of financing with the proceeds of such Indebtedness the acquisition of aircraft, air frames, engines, avionics and equipment affixed to aircraft under (i) Indebtedness incurred under that certain Loan and Security Agreement, dated December 19, 2005, between Piedmont Hawthorne Aviation, L.L.C. and 1st Source Bank and (ii) Indebtedness incurred under that certain Loan Agreement, dated as of August 27, 2004, as amended, by and between Piedmont Hawthorne Aviation, Inc. and Branch Bank and Trust Company and participating lenders thereunder or any renewals or replacements thereof, including any Indebtedness incurred under Landmark’s existing senior credit facility to the extent the proceeds thereof are used to purchase aircraft, air frames, engines, avionics and equipment affixed to aircraft.
          “Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, the Competition Commissioner or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
          “Approval” has the meaning specified in Section 3.14(c)(ii).
          “Assets” means all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned, leased or licensed by either Company or any of their respective Subsidiaries or in which any such Person has any interest whatsoever (in each case, solely to the extent of such Person’s interest therein).
          “Bid” has the meaning specified in Section 3.27(a)(i).
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
          “Carlyle Landmark” means Carlyle Piedmont Domestic Partners, L.P., a Delaware limited partnership.
          “Carlyle Standard” means Carlyle Partners III, L.P., a Delaware limited partnership.

          “Cash Per Fully-Diluted Landmark Common Share” has the meaning specified in Section 2.1(d).
          “Cash Per Fully-Diluted Standard Common Share” has the meaning specified in Section 2.2(d).
          “Certificates” has the meaning specified in Section 2.3(c).
          “CFIUS” has the meaning specified in Section 7.3.
          “CFIUS Approval” has the meaning specified in Section 7.3.
          “Cleanup” means all actions required to (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment in accordance with Environmental Laws, or (ii) perform pre-remedial studies and investigations and post-remedial monitoring and care as required by a Governmental Authority pursuant to Environmental Laws.
          “Closing” has the meaning specified in Section 8.2.
          “Closing Date” has the meaning specified in Section 8.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Combined Companies” means Landmark, Standard Aero and their respective Subsidiaries, taken as a whole.
          “Company” has the meaning specified in the preamble hereto.
          “Company Cure Period” has the meaning specified in Section 10.1(b).
          “Competing Transaction” has the meaning specified in Section 5.4(a).
          “Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended.
          “Competition Commissioner” means the Commissioner of Competition appointed under the Competition Act.
          “Confidentiality Agreement” has the meaning specified in Section 12.11.
          “Contract” means any contract (written or oral), agreement, subcontract, lease, license, note, mortgage, indenture, bond, guarantee of indebtedness, or credit agreement, franchise, arrangement or commitment, purchase orders, or instrument.
          “DGCL” has the meaning specified in the Section entitled “Plan of Merger.”
          “Debt Commitment Letter” has the meaning specified in Section 4.6.
          “Debt Financing” has the meaning specified in Section 5.5.

          “Dissenting Landmark Common Shares” has the meaning specified in Section 2.1(a).
          “Dissenting Landmark Stockholders” has the meaning specified in Section 2.1(a).
          “Dissenting Standard Common Shares” has the meaning specified in Section 2.2(a).
          “Dissenting Standard Stockholders” has the meaning specified in Section 2.2(a).
          “DoD” has the meaning specified in Section 7.3.
          “DoT” has the meaning specified in Section 6.5.
          “Draw Certificate” has the meaning specified in Section 7.5.
          “Effective Time of the Landmark Merger” has the meaning specified in Section 2.4.
          “Effective Time of the Mergers” means the Effective Time of the Landmark Merger or the Effective Time of the Standard Merger, each individually or collectively, as the context so requires.
          “Effective Time of the Standard Merger” has the meaning specified in Section 2.4.
          “Employee Plans” has the meaning specified in Section 3.14(a)(i).
          “Employment Laws” has the meaning specified in Section 3.15(e).
          “Environmental Claim” means any actual or threatened claim, notice, cause of action, suit, decree, demand, lien, order or complaint by a Governmental Authority or any other Person, alleging liability, including potential liability, for investigatory costs, Cleanup costs, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs, natural resources damages, property damages, personal injuries, or penalties arising out of, based on, or resulting from, (i) the presence, Release or threatened Release of any Hazardous Materials at a location, currently or formerly owned or operated by either Company (or the Companies) or any of their respective Subsidiaries, or at any third party location at which either Company (or the Companies) or any of their respective Subsidiaries, or any other Person whose liability for any Environmental Claim either Company (or the Companies) or any Subsidiary has or may have retained or assumed either by Contract or by operation of Law sent, or caused to be sent, Hazardous Materials, or (ii) any violation, or alleged violation, of any Environmental Law.
          “Environmental Laws” means, as of the date hereof, all applicable and legally enforceable foreign, federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including, but not limited to, the Federal Water

Pollution Control Act (33 U.S.C.ss.1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.), Safe Drinking Water Act (42 U.S.C.ss.3000(f) et seq.), Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.), Clean Air Act (42 U.S.C.ss.7401 et seq.), Oil Pollution Act of 1990, Comprehensive Environmental Response, Compensation and liability Act (42 U.S.C.ss.9601 et seq.), the Endangered Species Act (16 U.S.C.ss.1531 et seq.), and other similar state and local statutes.
          “Environmental Permits” has the meaning specified in Section 3.23(a).
          “ERISA” has the meaning specified in Section 3.14(a)(ii).
          “ERISA Affiliate” has the meaning specified in Section 3.14(a)(iii).
           ***
          “Evaluation Materials” means as to any party hereto, all non-public information furnished to such party by the other parties hereto in connection with the transactions contemplated hereby relating to the disclosing party or the disclosing party’s Affiliates, whether furnished orally or in writing or gathered by inspection, together with analyses, compilations, studies or other documents prepared by any party, or by such party’s agents, representatives (including attorneys, accountants and financial advisors) or employees, which contain or otherwise reflect such information, provided that the term Evaluation Materials shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of the terms hereof or the Confidentiality Agreement, (ii) was or becomes available to a party hereto on a non-confidential basis from a source other than any other party hereto or their representatives and affiliates, provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to any party hereto or any of their respective representatives, or (iii) has been or is independently developed by the party to which such information was furnished and not derived from the Evaluation Materials.
          “Exchange Act” means the Exchange Act of 1934, as amended.
          “Exchange Agent” has the meaning specified in Section 2.3(a).
          “Exon-Florio Amendment” means the Exon-Florio Amendment of the Defense Production Act of 1950, as amended.
           ***

          “FBO Business” shall mean the airport services segment of the business of Landmark and its Subsidiaries as conducted as of the date hereof, including the following businesses and operations conducted by Landmark and its Subsidiaries and the assets and liabilities used primarily in connection with such business and operations: (i) the thirty-three (33) fixed base operations locations and the provision of related services including, fueling, hangar rental, de-icing, aircraft charter and management services, aircraft cleaning and catering, (ii) the brokering and sale of aircraft and aircraft parts (except to the extent related to Landmark’s maintenance, repair and overhaul or completions activities and currently reported as part of those segments of Landmark’s business), and (iii) the maintenance, repair and overhaul services conducted by Landmark and its Subsidiaries at all locations, other than the maintenance, repair and overhaul businesses and operations conducted by Landmark and its Subsidiaries in Little Rock, Arkansas, Los Angeles, California, Augusta, Georgia, Houston, Texas, Dallas, Texas, Omaha, Nebraska and Springfield, Illinois.
          “FBO Business Interest Carrying Cost” shall mean an amount equal to (i) the interest accrued during the period from the Closing Date to the date the FBO Business Sale Transaction is consummated on all Indebtedness outstanding during such period under the Asset Sale Facility (as defined in the Debt Commitment Letters), minus (ii) 50% of the aggregate amount of interest accrued on the FBO Sale Proceeds Escrow Amount.
           ***
          “FBO Disposition Date” means the first anniversary of the Closing Date.
          “FBO Financial Advisor” means Merrill Lynch or such other nationally recognized investment bank acceptable to CFIUS in accordance Section 7.4(a).
          “FBO Transaction Activity” has the meaning specified in Section 2.11(a).
           ***

***
          “FBO Subsidiaries” means Piedmont Hawthorne Aviation, LLC, Piedmont/Hawthorne Canada, LLC and their respective Subsidiaries.
          “Foreign Plan” has the meaning specified in Section 3.14(c)(ix).
          “Funding Amount” has the meaning specified in Section 2.3(a).
          “GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.
          “Government Contract” has the meaning specified in Section 3.27(a)(ii).
          “Government Prime Contract” has the meaning specified in Section 3.27(a)(iii).
          “Government Subcontract” has the meaning specified in Section 3.27(a)(iv).
          “Governmental Authority” means any federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or judicial or arbitral body.
          “Governmental Order” means any order, judgment, injunction, decree, agreement, writ, stipulation, determination or award entered by or with any Governmental Authority.
          “Hazardous Materials” means all substances, wastes or materials defined or regulated as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or any other Environmental Law, including without limitation fuels, toxic mold and friable asbestos.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Holder Allocable Expense Payment Schedule” has the meaning specified in Section 2.5.
          “Holder Allocable Expenses” has the meaning specified in Section 2.5.
          “Holder Representative” has the meaning specified in Section 11.1.
          “Indebtedness” of any Person as of any date means, without duplication, (i) the principal of in respect of (A) indebtedness of such Person and its consolidated Subsidiaries for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which any of them is responsible or liable, (ii) all obligations of such Person and its consolidated Subsidiaries, in respect of leases required to be capitalized in accordance with GAAP, required to be reflected as indebtedness on a consolidated balance sheet of such Person and its consolidated Subsidiaries as of such date prepared in accordance with GAAP, (iii) the deferred purchase price of assets purchased by such Person due more than six months after the purchase of the asset in question (other than ordinary course trade accounts payable), (iv) conditional sale or other title retention agreements, (v) reimbursement obligations of such Person with respect to any letters of credit to the extent such letters of credit have been drawn by the beneficiary thereof (without duplication of any indebtedness supported or guaranteed thereby), (vi) the guaranty of the Indebtedness of any Person other then the Companies or any of their Subsidiaries, and (vii) accrued and unpaid interest, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (vi), including, in each case, any indebtedness incurred or assumed in connection with Permitted Acquisitions, as applicable; provided, however, notwithstanding clauses (i) through (vii) above, Indebtedness of such Person shall not include (A) any redemption premium, change in control payments or other similar amounts to the extent such amounts are payable as a result of the consummation of the transactions contemplated hereby or the redemption, repayment or refinancing of any of the foregoing by Acquiror, the Surviving Corporations or their Subsidiaries at or following the Closing or (B) any indebtedness identified in the foregoing clauses (i) through (vii) owing by the Companies or any of their consolidated Subsidiaries solely to either of the Companies or any of their consolidated Subsidiaries.
          “Independent Appraiser” has the meaning specified in Section 2.11(c)(ii).
          “Information Statement” has the meaning specified in Section 5.7.
          “Intellectual Property” means (i) all domestic and foreign trademarks, service marks, logos, corporate names, protected models, designs, created works, trade names, domain names or other trade rights of either Company or its respective Subsidiaries and any registrations thereof, (ii) pending applications by either Company or its respective Subsidiaries for any of the rights in the foregoing clause (i), (iii) rights in or to patents (including all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof) and copyrights (whether or not registered) and pending applications therefor of either Company or its respective Subsidiaries, (iv) all trade secrets, designs, plans, specifications, technology, software (other than commercial off-the-shelf software), know-how, methods, concepts, and other proprietary rights, whether or not registered, and (v) rights under any licenses of either Company or its respective Subsidiaries to use any of the foregoing types of intellectual property.
          “Landmark” has the meaning specified in the preamble hereto.
          “Landmark Certificate of Merger” has the meaning specified in the Section entitled “Plan of Merger.”
          “Landmark Common Shares” has the meaning specified in Section 2.1(a).
          “Landmark Common Stock” means the Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of Landmark.
          “Landmark Constituent Corporations” has the meaning specified in the Section entitled “Plan of Merger.”

          “Landmark Financial Statements” has the meaning specified in Section 3.8(a).
          “Landmark Merger” has the meaning specified in the Section entitled “Plan of Merger.”
          “Landmark Merger Consideration” has the meaning specified in Section 2.1(c).
          “Landmark Merger Sub” has the meaning specified in the preamble hereto.
          “Landmark Stockholder Written Consent” has the meaning specified in Section 3.3(c).
          “Landmark Surviving Corporation” has the meaning specified in the Section entitled “Plan of Merger.”
          “Landmark Vested Options” has the meaning specified in Section 2.1(a).
          “Leased Real Property” means all real property leased by a Company or any of its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty and provides for annual rental payments in excess of $250,000.
          “Letter of Credit” has the meaning specified in Section 7.5.
          “Letter of Credit Termination Event” has the meaning specified in Section 7.5.
          “Licenses” means all of the licenses, permits, consents, certificates (including supplemental type certificates), registrations, exemptions and other approvals or authorizations, in each case issued or given by any Governmental Authority and required for the ownership, leasing or operation of the Assets of either Company or any of their respective Subsidiaries or the conduct of their business as conducted on the date hereof.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, charge, security interest, equitable interest, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom or other lien of any kind.
          “LKE EBITDA” has the meaning specified in Section 2.11(c)(ii).
          “LKE Property Ratio” has the meaning specified in Section 2.11(c)(ii).
          “LKE Transaction” has the meaning specified in Section 2.11(c)(ii).
          “LKE Transaction Proceeds” has the meaning specified in Section 2.11(c)(ii).
          “Loss Bid” means any outstanding offer (or group of related offers) made by the either Company or their respective Subsidiaries to provide goods or services to any customer which, if accepted by the offeree, such Company or its Subsidiaries reasonably expects, based on such Company or Subsidiaries most current cost information as of the date such offer (or group of related offers) is made by the Company, to result in a loss (based on the calculation of gross profit under GAAP) over the full performance of the Contract.
          “LTM EBITDA” has the meaning specified in Section 2.11(c)(ii).
          “Majority Holders” has the meaning specified in Section 11.1.
          “Material Contracts” has the meaning specified in Section 3.13(a).
          “Material Adverse Effect” means, with respect to the Combined Companies, any change or event, that has, or would reasonably be expected to have, a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Combined Companies; provided, however, that none of the following, or any change or event, resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (a) economic factors affecting the national, regional or world economy or acts of war or terrorism; (b) factors generally affecting the industries or markets in which the Combined Companies operate; (c) (i) actions required by the parties pursuant to this Agreement or (ii) the announcement of the transactions contemplated hereby including, without limitation, delays or cancellations of orders for services or losses of employees arising from such announcement, (d) changes in law, rules or regulations; (e) changes in generally accepted accounting principles or the interpretation thereof; and (f) any failure by the Combined Companies to meet any projections, estimates, forecasts or milestones; provided, that the reason or matter that caused the Combined Companies to fail to meet any such projections, estimates or forecasts is not itself a Material Adverse Effect; and provided, further, that none of the factors, changes or effects set forth in clause (b) above has not had, and would not reasonably be expected to have, a disproportionate impact on the Combined Companies compared to companies operating in the industries or markets in which the Combined Companies operate.
          “Multiemployer Plan” has the meaning specified in Section 3.14(a)(iv).
          “OFAC” has the meaning specified in Section 3.26.
          “Owned Real Property” means all real property owned by a Company or any of its Subsidiaries.
          “Pension Plan” has the meaning specified in Section 3.14(a)(v).
          “Permitted Acquisitions” means (i) the proposed acquisitions disclosed to, and agreed upon by, Acquiror in writing on the date hereof, so long as the Permitted Acquisition Purchase Price (other than fees and expenses incurred by either Company in connection therewith) (x) is no greater than the maximum Permitted Acquisition Purchase Price proposed to be paid by Acquiror with respect to such acquisition and disclosed to Acquiror in writing on the date hereof and (y) as of the date of the agreement with respect to such Permitted Acquisition is entered into, implies no greater a multiple of the estimated 2007 pro forma EBITDA than the maximum EBITDA multiple disclosed to, and agreed upon by, Acquiror in writing on the date hereof, and (ii) such other acquisitions as may be consented to in writing by Acquiror in its sole discretion after the date hereof.
          “Permitted Acquisition Purchase Price” means, with respect to either Company, the aggregate purchase price paid by the Company in respect of any Permitted Acquisitions that are consummated on or prior to the Closing Date (including the aggregate amount of any Indebtedness assumed in connection with such Permitted Acquisitions), plus all documented fees and expenses incurred by such Company in connection therewith (other than any such fee payable to an Affiliate of such Company).
          “Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which the relevant party or a Subsidiary of the relevant party has established adequate reserves to the extent required by GAAP, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which the relevant party or a Subsidiary of the relevant party has established adequate reserves to the extent required by GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) Liens securing payment, or any other obligations, of a Company or its Subsidiaries with respect to Indebtedness, and (vi) Liens described on Schedule 1.1.
          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
          “Required Stockholder Vote” has the meaning set forth in Section 3.3(c).
          “Related Party Transaction” has the meaning set forth in Section 3.25.
          “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata or the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
          “Sarbanes-Oxley Act” has the meaning specified in Section 3.8(a)(ii).
          “Schedule Update” has the meaning specified in Section 12.9.
          “Sharing Percentage” means 31%.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “SDN List” has the meaning specified in Section 3.26.

          “SkyWest Escrowed Cash” means restricted cash of Standard Aero and its consolidated Subsidiaries that is held in escrow for the benefit of SkyWest Airlines, Inc. pursuant to that certain Escrow Trust Agreement, effective June 30, 2004, among SkyWest Airlines, Inc., Standard Aero Limited and Wells Fargo Bank Northwest, National Association.
          “Standard Aero” has the meaning specified in the preamble hereto.
          “Standard Certificate of Merger” has the meaning specified in the Section entitled “Plan of Merger.”
          “Standard Common Shares” has the meaning specified in Section 2.2(a).
          “Standard Common Stock” means the common stock, par value $.01 per share, of Standard Aero.
          “Standard Constituent Corporations” has the meaning specified in the Section entitled “Plan of Merger.”
          “Standard Merger” has the meaning specified in the Section entitled “Plan of Merger.”
          “Standard Merger Consideration” has the meaning specified in Section 2.2(c).
          “Standard Merger Sub” has the meaning specified in the preamble hereto.
          “Standard Reports” has the meaning specified in Section 3.8(a)(ii).
          “Standard Stockholder Written Consent” has the meaning specified in Section 3.3(c).
          “Standard Surviving Corporation” has the meaning specified in the Section entitled “Plan of Merger.”
          “Standard Vested Options” has the meaning specified in Section 2.2(a).
          “State and Local Government” has the meaning specified in Section 3.27(a)(v).
          “Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of (i) the voting power of the equity securities or equity interests or (ii) the interest in the capital or profits of such Person, in each case, is owned, directly or indirectly, by such Person.
          “Tax” shall mean any tax, assessment, duty, fee, or other charge imposed or collected by any government or political subdivision thereof or any tax authority thereunder, including, but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, environmental, customs duties, severance, occupation, service, sales, use, license, registration, lease, transfer, import, export, value added, municipal service, social contribution, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), any amounts due under any tax sharing, indemnity or similar agreement and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
          “Tax Returns” has the meaning specified in Section 3.16(a).
          “Tax Sharing Agreements” has the meaning specified in Section 3.16(g).
          “Taxable EBITDA” has the meaning specified in Section 2.11(c)(ii).
          “Taxable Property Ratio” has the meaning specified in Section 2.11(c)(ii).
           ***
          “Teaming Agreement” has the meaning specified in Section 3.27(a)(vi).
          “Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).
          “Terminating Company Breach” has the meaning specified in Section 10.1(b).
          “Termination Date” shall mean the date that is 125 days after the date hereof. Notwithstanding the foregoing, in the event that as of the date that is 125 days after the date hereof all of the conditions to Closing set forth in Article IX have been satisfied or waived by the party entitled to waive such condition (other than the conditions set forth in Sections 9.1(b), 9.2(d) and 9.3(c)) and the Closing has not occurred on or before such date, if Acquiror or the Holder Representative reasonably believes that it is more likely than not that the Companies and Acquiror will obtain the CFIUS Approval if the Termination Date is extended, either Acquiror or the Holder Representative may elect to extend the Termination Date for a period of up to 90 days upon delivery of written notice to the other party no later than three (3) Business Days prior to such 125th day (and the Termination Date shall be extended for the number of days specified in such notice and shall thereafter mean the date specified in such notice); provided, however, that (x) in no event may the Termination Date be extended beyond the date that is 215 days after the date hereof without the prior written consent of Acquiror and the Holder Representative, (y) if both Acquiror and the Holder Representative deliver such a written notice extending the Termination Date, the Termination Date shall be extended to the date that is the later of the dates specified in such written notices and the party which delivered the notice with such later Termination Date shall be deemed to have extended the Termination Date for the purposes of clause (z), and (z) in the event Acquiror extends the initial Termination Date in accordance with the foregoing and provided that each of the Companies shall have delivered to Acquiror no later than the Business Day immediately preceding the date that is 125 days after the date hereof a certificate signed by an officer of such Company, dated as of the date of delivery thereof, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2 (other than Section 9.2(d)) have been fulfilled as of the date hereof and as of the date of such certificate (in lieu of the Closing Date), then Acquiror, Standard Merger Sub and Landmark Merger Sub shall be deemed to have irrevocably waived for all purposes hereunder each of the conditions to their obligations to consummate or cause to be consummated the Mergers set forth in Sections 9.1 and 9.2 other than the conditions set forth in Sections (i) 9.1(b), (ii) 9.1(d), (iii)

9.2(b), but only in respect of the period from the delivery of the above mentioned officer’s certificate through the Closing Date, and (iv) 9.2(d), but only for purposes of certifying compliance with clause (iii) of this sentence.
          “Unaffiliated Person” means a Person other than (i) Acquiror, the Companies, their respective Affiliates or any employee, officer or director of any of the foregoing, or (ii) any Person in which any Person described in clause (i) has a direct or indirect equity interest.
          “United States Government” has the meaning specified in Section 3.27(a)(vii).
          “WARN Act” has the meaning specified in Section 3.10.
          As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge after due inquiry of (i) in the case of Landmark, the persons set forth on Schedule 1.2, (ii) in the case of Standard Aero, the persons set forth on Schedule 1.3, and (iii) in the case of Acquiror, the persons set forth on Schedule 1.4.
ARTICLE II.
THE MERGERS
          2.1 Conversion of Landmark Company Shares and Landmark Vested Options.
          (a) At the Effective Time of the Landmark Merger, by virtue of the Landmark Merger and without any action on the part of any holder of Landmark Common Stock, (i) each share (a “Landmark Common Share”) of Landmark Common Stock that is then issued and outstanding (other than shares of Landmark Common Stock, if any, held in the treasury of Landmark, which treasury shares shall be canceled as part of the Landmark Merger, and other than shares (each, a “Dissenting Landmark Common Share”) of Landmark Common Stock held by Persons who object to the Landmark Merger and comply with the provisions of the DGCL concerning the rights of holders of Landmark Common Stock to dissent from the Landmark Merger and require appraisal of their shares of Landmark Common Stock (the “Dissenting Landmark Stockholders”), which Dissenting Landmark Common Shares shall not constitute “Landmark Common Shares” hereunder) and (ii) each unexercised and outstanding option to purchase Landmark Common Shares (to the extent vested immediately prior to the Effective Time of the Landmark Merger, including any option that vests as a result of the action of the Board of Directors of Landmark) that is then outstanding as of immediately prior to the Effective Time of the Landmark Merger (such vested options collectively being referred to as the “Landmark Vested Options”), shall thereupon be converted into and become the right to receive the applicable portion of the Landmark Merger Consideration, as determined pursuant to Section 2.1(d).
          (b) At the Effective Time of the Landmark Merger, by virtue of the Landmark Merger and without any action on the part of Acquiror or Landmark Merger Sub, each share of common stock, par value $0.01 per share, of Landmark Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Landmark Surviving Corporation.
          (c) Subject to adjustment in accordance with Section 2.11, the “Landmark Merger Consideration” shall consist of Seven Hundred Sixty-Six Million Dollars ($766,000,000)

in cash, less (i) the aggregate principal amount of Indebtedness (other than any Aircraft Financing Indebtedness) of Landmark and its Subsidiaries, if any, that remains unpaid or outstanding as of the close of business on the Business Day immediately prior to the Closing Date, plus (ii) the amount of cash and cash equivalents of Landmark and its Subsidiaries as of the close of business on the Business Day immediately prior to the Closing Date, plus (iii) the aggregate Permitted Acquisition Purchase Price paid by Landmark or its Subsidiaries on or prior to the Closing Date, less (iv) ***, less (v) a portion of the aggregate amount of Holder Allocable Expenses paid to the Exchange Agent at Closing in accordance with Section 2.5, which portion shall be determined by the Companies and written notice of such determination shall be delivered in writing to Acquiror at least three (3) Business Days prior to the Closing.
          (d) The Landmark Merger Consideration shall be allocated among the holders of the Landmark Common Shares and the Landmark Vested Options as set forth below in this Section 2.1(d). Each holder of Landmark Common Shares immediately prior to the Effective Time of the Landmark Merger shall be entitled to receive a portion of the Landmark Merger Consideration equal to (x) the Cash Per Fully-Diluted Landmark Common Share (as defined below), multiplied by (y) the number of Landmark Common Shares held by such holder immediately prior to the Effective Time of the Landmark Merger (but not including any Landmark Common Shares issuable upon the exercise of any Landmark Vested Options held by such holder immediately prior to the Effective Time of the Landmark Merger). Each holder of Landmark Vested Options shall be entitled to receive a portion of the Landmark Merger Consideration equal to (i) the Cash Per Fully-Diluted Landmark Common Share, multiplied by the aggregate number of Landmark Common Shares issuable upon exercise in full of all such Landmark Vested Option held by such holder immediately prior to the Effective Time of the Landmark Merger, minus (ii) the aggregate exercise price payable upon exercise of such Landmark Vested Option held by such holder immediately prior to the Effective Time of the Landmark Merger. For purposes of the foregoing, the “Cash Per Fully-Diluted Landmark Common Share” shall mean (1) the sum of (A) the Landmark Merger Consideration, plus (B) the Aggregate Landmark Option Exercise Price (defined below), divided by (2) the Aggregate Fully-Diluted Landmark Common Shares (defined below). The “Aggregate Fully-Diluted Landmark Common Shares” shall mean (i) the sum of the Landmark Common Shares held by all holders immediately prior to the Effective Time of the Landmark Merger, plus (ii) the aggregate number of Landmark Common Shares issuable upon the exercise in full of all Landmark Vested Options held by all holders immediately prior to the Effective Time of the Landmark Merger, plus (iii) the aggregate number of Dissenting Landmark Common Shares. The “Aggregate Landmark Option Exercise Price” shall mean the sum of the exercise prices payable upon exercise in full of all Landmark Vested Options held by all holders of Landmark Vested Options immediately prior to the Effective Time of the Landmark Merger.
          (e) Each unexercised and outstanding option to purchase Landmark Common Stock which is not a Landmark Vested Option shall terminate upon the Effective Time of the Landmark Merger.
          2.2 Conversion of Standard Company Shares and Standard Vested Options.

          (a) At the Effective Time of the Standard Merger, by virtue of the Standard Merger and without any action on the part of any holder of Standard Common Stock, (i) each share (a “Standard Common Share”) of Standard Common Stock that is then issued and outstanding (other than shares of Standard Common Stock, if any, held in the treasury of Standard, which treasury shares shall be canceled as part of the Standard Merger, and other than shares (each, a “Dissenting Standard Common Share”) of Standard Common Stock held by Persons who object to the Standard Merger and comply with the provisions of the DGCL concerning the rights of holders of Standard Common Stock to dissent from the Standard Merger and require appraisal of their shares of Standard Common Stock (the “Dissenting Standard Stockholders”), which Dissenting Standard Common Shares shall not constitute “Standard Common Shares” hereunder) and (ii) each unexercised and outstanding option to purchase Standard Common Shares (to the extent vested immediately prior to the Effective Time of the Standard Merger, including any option that vests as a result of the action of the Board of Directors of Standard Aero) that is then outstanding as of immediately prior to the Effective Time of the Standard Merger (such vested options collectively being referred to as the “Standard Vested Options”), shall thereupon be converted into and become the right to receive the applicable portion of the Standard Merger Consideration, as determined pursuant to Section 2.2(d).
          (b) At the Effective Time of the Standard Merger, by virtue of the Standard Merger and without any action on the part of Acquiror or Standard Merger Sub, each share of common stock, par value $0.01 per share, of Standard Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Standard Surviving Corporation.
          (c) The “Standard Merger Consideration” shall consist of One Billion, Thirty-Four Million Dollars ($1,034,000,000) in cash, less (i) the aggregate principal amount of Indebtedness of Standard Aero, if any, that remains unpaid or outstanding as of the close of business on the Business Day immediately prior to the Closing Date, plus (ii) the amount of cash and cash equivalents of Standard Aero and its Subsidiaries as of the close of business on the Business Day immediately prior to the Closing Date (other than SkyWest Escrowed Cash), plus (iii) the aggregate Permitted Acquisition Purchase Price paid by Standard Aero or its Subsidiaries on or prior to the Closing Date, less (iv) a portion of the aggregate amount of Holder Allocable Expenses paid by Acquiror to the Exchange Agent at Closing in accordance with Section 2.5, which portion shall be determined by the Companies and written notice of such determination shall be delivered to Acquiror in writing at least three (3) Business Days prior to the Closing. The sum of (i) the portion of the aggregate amount of Holder Allocable Expenses determined by the Companies pursuant to this Section 2.2(c) and (ii) the portion of the aggregate amount of Holder Allocable Expenses determined by the Companies pursuant to Section 2.1(c) shall equal 100% of the Holder Allocable Expenses.
          (d) The Standard Merger Consideration shall be allocated among the holders of the Standard Common Shares and the Standard Vested Options as set forth below in this Section 2.2(d). Each holder of Standard Common Shares shall be entitled to receive a portion of the Standard Merger Consideration equal to (x) the Cash Per Fully-Diluted Standard Common Share (as defined below), multiplied by (y) the number of Standard Common Shares held by such holder immediately prior to the Effective Time of the Standard Merger (but not including any Standard Common Shares issuable upon the exercise of any Standard Vested Options held by such holder immediately prior to the Effective Time of the Standard Merger). Each holder of Standard Vested Options immediately prior to the Effective Time of the Standard Merger shall be entitled to receive a portion of the Standard Merger Consideration equal to (i) the Cash Per Fully-Diluted Standard Common Share, multiplied by the aggregate number of Standard Common Shares issuable upon exercise in full of such Standard Vested Option held by such holder immediately prior to the Effective Time of the Standard Merger, minus (ii) the aggregate exercise price payable upon exercise of such Standard Vested Option held by such holder immediately prior to the Effective Time of the Standard Merger. For purposes of the foregoing, the “Cash Per Fully-Diluted Standard Common Share” shall mean (1) the sum of (A) the Standard Merger Consideration, plus (B) the Aggregate Standard Option Exercise Price (defined below), divided by (2) the Aggregate Fully-Diluted Standard Common Shares (defined below). The “Aggregate Fully-Diluted Standard Common Shares” shall mean (i) the sum of the Standard Common Shares held by all holders immediately prior to the Effective Time of the Standard Merger, plus (ii) the aggregate number of Standard Common Shares issuable upon the exercise in full of all Standard Vested Options held by all holders immediately prior to the Effective Time of the Standard Merger, plus (iii) the aggregate number of Dissenting Standard Common Shares. The “Aggregate Standard Option Exercise Price” shall mean the sum of the exercise prices payable upon exercise in full of all Standard Vested Options held by all holders of Standard Vested Options immediately prior to the Effective Time of the Standard Merger.
          (e) Each unexercised and outstanding option to purchase Standard Common Stock which is not a Standard Vested Option shall terminate upon the Effective Time of the Standard Merger.
          2.3 Payment and Exchange of Certificates.
          (a) Immediately prior to the Effective Times of the Mergers, Acquiror shall pay to an exchange agent (the “Exchange Agent”) selected by Acquiror and reasonably acceptable to the Companies, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to:
     (i) (1) the Landmark Merger Consideration, minus (2) the product of (x) the number of Dissenting Landmark Common Shares and (y) the Cash Per Fully-Diluted Landmark Common Share; plus
     (ii) (1) the Standard Merger Consideration, minus (2) the product of (x) the number of Dissenting Standard Common Shares and (y) the Cash Per Fully-Diluted Standard Common Share; plus
     (iii) ***
          (b) Upon (i) payment by Acquiror to the Exchange Agent of the Funding Amount and (ii) payment by Acquiror to the Exchange Agent of the estimated Holder Allocable Expenses pursuant to Section 2.5, Acquiror shall have satisfied its obligations to make payments in respect of the Landmark Merger Consideration and the Standard Merger Consideration other than (x) the obligation of Acquiror or the Landmark Surviving Corporation or the Standard

Surviving Corporation, as the case may be, to make payments to Dissenting Landmark Stockholders or Dissenting Standard Stockholders, if any, following the Effective Times of the Mergers and (y) the obligation to make any payment in accordance with Section 2.11.
          (c) As promptly as practicable after the Effective Time of the Mergers, Acquiror shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time of the Mergers, a holder of record of Landmark Common Shares, Landmark Vested Options, Standard Common Shares or Standard Vested Options: (i) in the case of holders of Landmark Common Shares or Standard Shares a letter of transmittal substantially in the form attached as Annex C hereto, which specifies that delivery shall be effected, and risk of loss and title to the certificates evidencing such Landmark Common Shares or Standard Common Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; (ii) in the case of holders of Landmark Vested Options or Standard Vested Options, an acknowledgement and release substantially in the form attached as Annex D hereto (the “Option Acknowledgement”) which specifies that upon delivery of such Option Acknowledgement and payment by the Exchange Agent of the portion of the Landmark Merger Consideration or the Standard Merger Consideration, as the case may be, to which such holder is entitled pursuant to Sections 2.1 or 2.2, as applicable, such holder is releasing the Landmark Surviving Corporation or the Standard Surviving Corporation, as the case may be, of all claims with respect to all options to acquire Landmark Common Stock or Standard Common Stock, as the case may be, that were held by such holder immediately prior to the Effective Time of the Mergers; and (iii) instructions for use in effecting the surrender of the Certificates and delivery of the Option Acknowledgements in exchange for the portion of the Landmark Merger Consideration or the Standard Merger Consideration, as the case may be, to which such holder is entitled pursuant to Sections 2.1 or 2.2, as applicable. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or in the case of holders of Landmark Vested Options or Standard Vested Options, an Option Acknowledgement), and such other documents as may be required pursuant to such instructions, Acquiror shall cause the Exchange Agent to pay to the holder of such Certificate (or such Landmark Vested Options or Standard Vested Options), in exchange therefore, the amount of cash in immediately available funds which such holder has the right to receive in respect of the Landmark Common Shares, Landmark Vested Options, Standard Common Shares or Standard Vested Options, as the case may be, pursuant to Section 2.1 or Section 2.2, as applicable, and the Certificate so surrendered (or such Landmark Vested Options or Standard Vested Options, as the case may be) shall forthwith be canceled. In the event of a transfer of ownership of Landmark Common Shares or Standard Common Shares that is not registered in the transfer records of Landmark or Standard Aero, as the case may be, payment of the relevant portion of the Landmark Merger Consideration or the Standard Merger Consideration, as the case may be, may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Landmark Common Shares, or Standard Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the relevant portion of the Landmark Merger Consideration or the Standard Merger Consideration, as the case may be, to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Acquiror that such Tax has been paid or is not applicable. Notwithstanding the forgoing, in the event that any holder of Landmark Common Shares, Landmark Vested Options, Standard Common Shares

or Standard Vested Options delivers the Certificate(s) representing such Landmark Common Shares or Standard Common Shares (or, in the case of holders of Landmark Vested Options or Standard Vested Options, an Option Acknowledgement) to Acquiror at the Closing, Acquiror shall pay the amount which such holder is entitled in consideration therefor directly to such holder at the Closing by initiating a wire transfer of immediately available funds and the Funding Amount payable to the Exchange Agent shall be reduced by such amounts. Until surrendered as contemplated by this Section 2.3, each Certificate and each Landmark Vested Option and Standard Vested Option shall be deemed at all times after the Effective Times of the Mergers to represent only the right to receive upon such surrender (or in the case of Landmark Vested Options and Standard Vested Options, upon delivery of an Option Acknowledgement with respect thereto) such portion of the Landmark Merger Consideration or the Standard Merger Consideration, as the case may be, to which the holder of such Certificate or Landmark Vested Options or Standard Vested Options is entitled pursuant and subject to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
          2.4 Effective Times of Mergers; Closing Date. Assuming all of the conditions set forth in Article IX of this Agreement have been fulfilled or waived, and provided that this Agreement has not been terminated pursuant to the provisions hereof, on the Closing Date, (i) Landmark Merger Sub and Landmark shall cause the Landmark Certificate of Merger to be executed and filed with the Secretary of State of Delaware and (ii) Standard Merger Sub and Standard Aero shall cause the Standard Certificate of Merger to be executed and filed with the Secretary of State of Delaware, in each case as provided in Section 251 of the DGCL. For purposes of this Agreement, the “Effective Time of the Landmark Merger” shall mean the time at which the Landmark Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DGCL, and the “Effective Time of the Standard Merger” shall mean the time at which the Standard Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DGCL.
          2.5 Holder Allocable Expenses. On or prior to the Closing Date, the Companies shall provide to Acquiror and the Exchange Agent a schedule (the “Holder Allocable Expense Payment Schedule”) which shall accurately set forth the aggregate amount of the following out-of-pocket fees and expenses (the “Holder Allocable Expenses”) that have not been paid by the Companies prior to the close of business on the Business Day immediately prior to the Closing Date and have actually been, or are reasonably expected to be, incurred by the Companies or by the Holder Representative or its Affiliates on behalf of the Companies and the holders of the Landmark Common Shares, Standard Common Shares, Landmark Vested Options and/or Standard Vested Options prior to, on or after the Closing Date, in each case in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with wiring instructions with respect to the payment of such expenses): (i) the fees and disbursements of outside counsel to the Companies and the Holder Representative incurred in connection with the Mergers and the other transactions contemplated hereby, (ii) the fees and expenses of any other agents, advisors, accountants, consultants and experts employed by the Companies in connection with the Mergers and the other transactions contemplated hereby, (iii) any transaction fee payable to one or more Affiliates of the Companies in connection with the Mergers and the other transactions contemplated hereby,

(iv) any transaction, retention or other completion bonus paid or payable to any employee of the Companies or their respective Subsidiaries in connection with or as a result of the transactions contemplated by this Agreement (excluding any such bonus that is expressly agreed to in writing or implemented by Acquiror on or prior to Closing) and (v) the expenses of the Holder Representative or its Affiliates incurred in connection with the Mergers and the other transactions contemplated hereby, including a reserve with respect to any incurred but uninvoiced expenses described in clauses (i) through (iv) above. For the avoidance of doubt, notwithstanding the foregoing, Holder Allocable Expenses shall not include (x) any fees and expenses incurred by the Companies in connection with any cooperation they provide to Acquiror pursuant to Section 5.5 with respect to the Debt Financing or Section 7.4(b) with respect to the FBO Business Sale Transaction, (y) any fees or expenses owed to the independent accountants or outside counsel of the Companies incurred in the ordinary course of business other than in connection with the transactions contemplated hereby (including any fees related to the completion of any audit or review of any financial statements of either Company or the preparation of any reports or other filings with the SEC), and (z) any amounts payable as a result of the termination of any officer or employee of the Companies or their Subsidiaries by Acquiror or its Affiliates on or after the Closing Date. On the Closing Date, Acquiror shall pay to the Exchange Agent cash in the amount of such actual Holder Allocable Expenses which the Exchange Agent shall disburse in accordance with the Holder Allocable Expense Payment Schedule. In no event shall Acquiror be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Exchange Agent by Acquiror under this Section 2.5.
          2.6 Termination of Exchange Fund. Promptly following the date which is six months after the Effective Times of the Mergers, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash (other than any Additional Landmark Merger Consideration Amount held by the Exchange Agent at such time), Landmark Certificates, Standard Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate ***. Thereafter, each holder of a Certificate (other than those representing Dissenting Landmark Common Shares or Dissenting Standard Common Shares) may surrender such Certificate to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Landmark Merger Consideration or the Standard Merger Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article II without any interest thereon.
          2.7 Lost, Stolen or Destroyed Certificates. In the event any Landmark Certificate or Standard Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Landmark Certificate or Standard Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate and, if required by Acquiror, the posting of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it or the Companies with respect to such Certificate, the Landmark Merger Consideration or Standard Merger Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article II.

          2.8 Dissenting Common Shares. Notwithstanding the foregoing provisions of this Article II, the Dissenting Landmark Common Shares and Dissenting Standard Common Shares shall not be converted into a right to receive the Landmark Merger Consideration or Standard Merger Consideration, as applicable, and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Landmark Common Shares and Dissenting Standard Common Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Landmark Surviving Corporation or the Standard Surviving Corporation, as applicable, in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Landmark Common Shares or Dissenting Standard Common Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Landmark Common Shares or Dissenting Standard Common Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Landmark Common Share or a Dissenting Standard Common Share, as applicable, and shall be treated as if it had been converted, as of the Effective Time of the Mergers, into a right to receive from the Landmark Surviving Corporation or the Standard Surviving Corporation, as applicable, the portion of the Landmark Merger Consideration or the Standard Merger Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article II, without any interest thereon.
          2.9 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, each of Acquiror, the Landmark Surviving Corporation, the Standard Surviving Corporation, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Landmark Vested Options or Standard Vested Options immediately prior to the Effective Time of the Mergers pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of Federal, state, local or foreign laws relating to Taxes, including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld and promptly paid over to the applicable Governmental Authority to which such withheld amounts are required to be paid, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
          2.10 Calculation of Landmark Merger Consideration and Standard Merger Consideration. On each of (i) a date that is not less than ten (10) Business Days and (ii) a date that is not less than three (3) Business Days prior to the Closing Date, each of the Companies shall deliver to Acquiror a statement containing such Company’s estimation of each of the Landmark Merger Consideration, the Standard Merger Consideration and the Holder Allocable Expenses, together with all detail supporting the calculation thereof reasonably requested by Acquiror. Acquiror shall not less than two (2) Business Days prior to the Closing Date prepare and deliver to the Holder Representative a draft flow of funds statement showing payments to be made under this Agreement based upon the information provided by the Companies. Immediately following the close of business on the Business Day immediately prior to the Closing Date, each of the Companies shall deliver to Acquiror the final calculation of the Landmark Merger Consideration and the Standard Merger Consideration, together with all detail supporting the calculation thereof reasonably requested by Acquiror and the Holder Allocable Expense Payment Schedule. Promptly thereafter, Acquiror shall finalize such flow of funds statement and deliver such final statement to the Holder Representative for its consent (such consent not to be unreasonably withheld, delayed or denied).
          2.11 ***

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
          Each of Landmark and Standard Aero hereby represents and warrants to Acquiror as follows:
          3.1 Corporate Organization of the Companies. Each Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted by such Company. The copies of the Certificate of Incorporation and Bylaws of each Company previously made available by such Company to Acquiror are true, correct and complete. Each Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Combined Companies.
          3.2 Subsidiaries. The Subsidiaries of each Company are set forth on Schedule 3.2 attached hereto. Such Subsidiaries have been duly formed or organized and are validly existing and in good standing (to the extent the state of incorporation or organization of such Subsidiary recognizes such concept) under the laws of their state of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted. Each Company has previously provided to Acquiror copies of the organizational documents of its Subsidiaries. Such copies are true, correct and complete. Each Subsidiary of each Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which each such Subsidiary’s ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Combined Companies. Except for the Subsidiaries set forth on Schedule 3.2, neither Company owns any equity interest in any Person, other than the investments made in the ordinary course of business consistent with past practice in equity securities which are listed on a national securities exchange or quoted on an automated quotation system.
          3.3 Due Authorization.
          (a) Each of the Companies has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of the Companies, and no other corporate proceeding on the part of such party is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of the Companies, and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          (b) The Board of Directors of each Company, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the transactions contemplated hereby (such approvals having been made in accordance with the DGCL, including for purposes of Section 203 thereof), (ii) determining that the Landmark Merger or the Standard Merger, as the case may be, is advisable, fair to and in the best interests of such Company and the stockholders of such Company, (iii) recommending that the stockholders of such Company approve the Landmark Merger or the Standard Merger, as the case may be, and (iv) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.
          (c) The affirmative vote of the holders of a majority of the shares of each Company outstanding on the record date of such vote is the only vote of the holders of any class or series of the capital stock of such Company necessary (under applicable law or otherwise) to approve this Agreement and the Mergers (the “Required Stockholder Vote”). Concurrently with the execution and delivery of this Agreement (and deemed to occur immediately following such execution and delivery), the holders of Landmark Common Stock who hold, in the aggregate, a number of shares of Landmark Common Stock entitled to cast votes in excess of the Required Stockholder Vote applicable to Landmark, including Carlyle Landmark as the holder of 490,579 shares of Class A Common Stock of Landmark (which constitutes all of the issued and outstanding shares of such Class A Common Stock), executed and delivered to Landmark a written consent of the stockholders of Landmark in lieu of a meeting thereof in accordance with Section 228 of the DGCL approving and adopting this Agreement and the transactions contemplated hereby relating to the Landmark Merger in accordance with the DGCL, including Section 251 thereof (the “Landmark Stockholder Written Consent”), and such Landmark Stockholder Written Consent has not been modified, supplemented or rescinded and remains in full force and effect. Concurrently with the execution and delivery of this Agreement (and deemed to occur immediately following such execution and delivery), the holders of Standard Common Stock who hold, in the aggregate, a number of shares of Standard Common Stock entitled to cast votes in excess of the Required Stockholder Vote applicable to Standard Aero, including Carlyle Standard as the holder of 2,024,452 shares of Standard Common Stock, executed and delivered to Standard Aero a written consent of the stockholders of Standard Aero in lieu of a meeting thereof in accordance with Section 228 of the DGCL approving and adopting this Agreement and the transactions contemplated hereby relating to the Standard Merger in accordance with the DGCL, including Section 251 thereof (the “Standard Stockholder Written Consent”), and such Standard Stockholder Written Consent has not been modified, supplemented or rescinded and remains in full force and effect. The holders of Landmark Common Stock party to the Landmark Stockholder Written Consent, and the holders of Standard Common Stock party to the Standard Stockholder Written Consent, in each case, collectively own a number of shares sufficient to satisfy the Required Stockholder Vote applicable to Landmark or Standard Aero, as the case may be.
          3.4 No Conflict.
          Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by each Company and the consummation of the transactions contemplated hereby and the performance by each Company of each of its obligations hereunder, (a) does not and will not violate in any material respect any provision of, or result in the material breach of, any applicable law, rule or regulation of any Governmental Authority or any order, judgment or decree applicable to such Company or any of its Subsidiaries, (b) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of such Company or any of its Subsidiaries or (c) result in a material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets, or require a consent or waiver under, or result in the imposition or payment of any penalty, in each case pursuant to (i) any Material Contract, (ii) any material License, or (iii) any note, bond, mortgage, indenture or other Indebtedness, except in the case of clauses (c)(i) and (c)(ii), for Permitted Liens.
          3.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval, license, registration, order, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of each of the Companies with respect to such party’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Competition Act or any similar foreign law; (ii) the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Companies in accordance with the DGCL; (iii) the CFIUS Approval; (iv) the novations, consents or approvals required in connection with any Contract with a Governmental Authority; and (v) as otherwise disclosed in Schedule 3.5 or in connection with any License set forth in Schedule 3.19.
          3.6 Capitalization of the Companies.
          (a) The authorized capital stock of Landmark consists of 700,000 shares of Class A Common Stock of Landmark, of which 490,579 are issued and outstanding as of the date of this Agreement, 1,300,000 shares of Class B Common Stock of Landmark, of which 469,751 are issued and outstanding as of the date of this Agreement, and 100,000 shares of Preferred Stock of Landmark, none of which are issued and outstanding. All of the issued and outstanding shares of Landmark Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were not issued or acquired by the holders thereof in violation of any applicable law, agreement or the preemptive rights or other similar rights of any Person. Except for the options to purchase Landmark Common Shares held by the persons set forth on Schedule 3.6(a), Landmark has not granted any outstanding options, warrants, rights, call, “phantom” stock right, stock appreciation right or similar right or other securities convertible into or exchangeable or exercisable for shares of the Landmark Common Stock or other voting securities or equity interests, any other commitments or agreements providing for the issuance of additional shares or other voting securities or equity interests, the sale of treasury shares, or for the repurchase or redemption of shares of Landmark Common Stock or other voting securities or equity interests, and there are no agreements of any kind which may obligate Landmark to issue, purchase, redeem or otherwise acquire any of its capital stock or other voting securities or equity interests or to issue, grant, extend or enter into any such option, warrant, right, call, security, commitment, contract, arrangement or undertaking. Except as set forth on Schedule 3.6(a), no shares of capital stock or other equity interests of Landmark are reserved for issuance or are held as treasury shares. Except for the options to purchase Landmark Common Shares held by the persons set forth on Schedule 3.6(a), neither Landmark, nor any of its Subsidiaries, has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of the Landmark Common Stock on any matter.
          (b) The authorized capital stock of Standard Aero consists of 5,000,000 shares of Standard Common Stock, of which 2,185,895 are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Standard Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were not issued or acquired by the holders thereof in violation of any applicable law, agreement or the preemptive rights or other similar rights of any Person. Except for the options to purchase Standard Common Shares held by the persons set forth on Schedule 3.6(b), Standard Aero has not granted any outstanding options, warrants, rights, call, “phantom” stock right, stock appreciation right or similar right or other securities convertible into or exchangeable or exercisable for shares of the Standard Common Stock or other voting securities or equity interests, any other commitments or agreements providing for the issuance of additional shares or other voting securities or equity interests, the sale of treasury shares, or for the repurchase or redemption of shares of Standard Common Stock or other voting securities or equity interests, and there are no agreements of any kind which may obligate Standard Aero to issue, purchase, redeem or otherwise acquire any of its capital stock or other voting securities or equity interests or to issue, grant, extend or enter into any such option, warrant, right, call, security, commitment, contract arrangement or undertaking. Except as set forth on Schedule 3.6(b), no shares of capital stock or other equity interests of Standard Aero are reserved for issuance or are held as treasury shares. Except for the options to purchase Standard Common Shares held by the persons set forth on Schedule 3.6(b), neither Standard Aero, nor any of its Subsidiaries, has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of the Standard Common Stock on any matter.
          3.7 Capitalization of Subsidiaries of the Companies. The outstanding shares of capital stock of each Subsidiary of each Company have been duly authorized and validly issued and are fully paid and nonassessable. Landmark or one or more of its wholly-owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of its Subsidiaries, and Standard Aero or one or more of its wholly-owned Subsidiaries own of record and beneficially all of the issued and outstanding shares of capital stock of its Subsidiaries, in each case free and clear of any Liens other than Permitted Liens. There are no outstanding options, warrants, rights, call, “phantom” stock right, stock appreciation right or similar right or other securities convertible into or exchangeable or exercisable for shares of any such Subsidiary or other voting securities or equity interests, any other commitments or agreements providing for the issuance of additional shares or other voting securities or equity interests, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiary or other voting securities or equity interests, and there are no agreements of any kind which may obligate such Subsidiary to issue, purchase, redeem or otherwise acquire any of its capital stock or other voting securities or equity interests or to issue, grant, extend or enter into any such option, warrant, right, call, security, commitment, contract arrangement or undertaking. Except as set forth on Schedule 3.7, no shares of capital stock or other equity interests of such Subsidiary are reserved for issuance or are held as treasury shares.
          3.8 Financial Statements.
          (a) Landmark. Attached as Schedule 3.8(a) hereto are the audited consolidated balance sheets of Landmark and its consolidated Subsidiaries as of December 31, 2006 and December 31, 2005, and the related consolidated statements of income, cash flow and stockholders’ equity for the years then ended together with the auditor’s reports thereon (the “Landmark Financial Statements”). Each of the Landmark Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinion related thereto), and presents fairly, in all material respects, the consolidated financial position and results of operations of Landmark and its consolidated Subsidiaries at and as of the dates stated in such Landmark Financial Statements.
          (b) Standard Aero.
     (i) Except as set forth on Schedule 3.8(b)(i), Standard Aero Holdings, Inc. has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since January 1, 2006 (collectively, the “Standard Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Standard Reports (x) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Standard Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Standard Aero Holdings, Inc. and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Standard Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Standard Aero Holdings, Inc. and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by Form 10 Q of the SEC and the requirements of Regulation S-X under the Securities Act. The principal executive officer of Standard Aero Holdings, Inc. and the principal financial officer of Standard Aero Holdings, Inc. have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Standard Reports that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
     (ii) Except as disclosed in the Standard Reports, Standard Aero Holdings, Inc. maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning Standard Aero Holdings, Inc. and its Subsidiaries required to be disclosed by Standard Aero Holdings, Inc. in the Standard Reports is made known on a timely basis to the individuals responsible for the preparation of the Standard Aero Holdings, Inc.’s filings with the SEC and other public disclosure documents and, except as disclosed in the Standard

Reports, such internal controls over financial reporting are effective to provide reasonable assurance to Standard Aero Holdings, Inc.’s management and Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
          3.9 Undisclosed Liabilities.
          (a) Except as set forth in Schedule 3.9(a), there is no material liability, debt or obligation of or claim against either Company or any of their respective Subsidiaries of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities and obligations (i) (x) in the case of Landmark and its Subsidiaries, reflected or reserved for on the Landmark Financial Statements or disclosed in the notes thereto or (y) in the case of Standard Aero and its Subsidiaries, reflected or reserved against for on the financial statements included in the Standard Reports or disclosed in the notes thereto, (ii) that have arisen since December 31, 2006 in the ordinary course of the operation of business of each of the Companies and its Subsidiaries, or (iii) disclosed in the Schedules hereto. Neither the Companies nor any of their respective Subsidiaries is a party to, or has any commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
          (b) Except for all of the issued and outstanding capital stock of Standard Aero Holdings, Inc., Standard Aero has no assets. Except for the obligation to deliver Standard Common Stock upon the exercise of options to purchase Standard Common Stock set forth on Schedule 3.6(b) and for such other Contracts set forth on Schedule 3.9(b), Standard Aero has no liabilities of any nature, whether matured or unmatured, fixed or contingent and whether or not required to be accrued on a balance sheet prepared in accordance with GAAP. Landmark Aviation, Inc. shall be deemed a Subsidiary of Landmark for all purposes hereunder. Landmark Aviation, Inc. has no assets and no liabilities of any nature, whether matured or unmatured, fixed or contingent and whether or not required to be accrued on a balance sheet prepared in accordance with GAAP other than (i) liabilities arising under Contracts disclosed on Schedule 3.13(a) or which are not Material Contracts but which relate to the business of Landmark and were entered into in the ordinary course of business and (ii) which are reflected in the Landmark Financial Statements.
          3.10 Absence of Certain Changes. During the period from December 31, 2006 through the date hereof, (i) each Company and its respective Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses consistent with past practice (except for the engagement of financial and other advisors in connection with the pursuit of a sale transaction and the taking of other customary actions in connection with the pursuit of such transaction including entering into customary confidentiality agreements with potential purchasers of such Company, conducting due diligence and allowing due diligence to be conducted on it (including making available otherwise proprietary or confidential information) and meeting with potential financing sources)) and (ii) except as set forth in Schedule 3.10 or as otherwise expressly contemplated by this Agreement, there has not been:

          (a) any Material Adverse Effect or any change, event, occurrence or development which would reasonably be expected to have a Material Adverse Effect;
          (b) any amendment to the Certificate of Incorporation, Bylaws or other organizational documents of either Company or any of their respective Subsidiaries, except as otherwise required by law;
          (c) (i) except as otherwise required by law, existing Employee Plans or consistent with past practice, any action with respect to the grant of any severance, termination pay or transaction bonuses (other than (x) pursuant to policies or agreements of such Company or any of its Subsidiaries in effect on the date of this Agreement or (y) transaction bonuses to senior executives of the Companies, the aggregate amount of which shall not exceed $5,000,000, which bonuses, if any, will be paid at the Closing as a Holder Allocable Expense) which will become due and payable on or after the Closing Date and none of which shall fail to be deductible by reason of Section 280G of the Code; (ii) any material change in the key management structure of such Company or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; (iii) except in the ordinary course of business or as otherwise required by law, adoption, entry into or material amendment to any Employee Plan or any increase in the compensation or benefits payable or to become payable to its directors or executive officers; or (v) any increase in the compensation or benefits payable or to become payable to its other employees or its consultants (in each case, except for increases in the ordinary course of business substantially in accordance with past practices and methodologies);
          (d) any sale, assignment, transfer, conveyance, lease, mortgage, pledge or other disposition of any material Assets or properties of the Companies or their respective Subsidiaries other than sales of inventory or obsolete Assets in the ordinary course of business consistent with past practice;
          (e) any cancellation of any Indebtedness or waiver of any claims or rights of material value (including, without limitation, any account receivable or trade account involving an amount in excess of $1,000,000) with respect to the Companies, their respective Subsidiaries or the businesses conducted by any of them, other than in the ordinary course of business consistent with past practice;
          (f) any entry into, cancellation, termination, renewal or material amendment of any Material Contract (including any submission or issuance of a Loss Bid) or material License issued to either Company or their respective Subsidiaries, except in the ordinary course of business consistent with past practice;
          (g) any capital expenditure or incurrence of liability therefor by either Company or their respective Subsidiaries, other than capital expenditures consistent with the applicable Company’s capital expenditure budget a copy of which has been provided to Acquiror prior to the date hereof or such other capital expenditures that do not exceed $2,000,000 individually or $5,000,000 in the aggregate;

          (h) any revaluation by either Company or any of their respective Subsidiaries or, with respect to the businesses of the Companies and their respective Subsidiaries, as applicable, of any Assets or any assets of the businesses or properties of the Companies, including writing off notes or accounts receivable or reserves or revaluing inventory, other than as required by GAAP, applied consistently with past practice, or applicable law;
          (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the material assets or properties of the Companies;
          (j) any Indebtedness incurred, assumed or guaranteed by either Company or their respective Subsidiaries for borrowed money or any commitment to incur, assume or guarantee Indebtedness entered into by either Company or their respective Subsidiaries, or any loans made or agreed to be made by either Company or their respective Subsidiaries (other than advances or loans to employees), in each case other than in the ordinary course of business consistent with past practice;
          (k) any declaration, setting aside for payment or payment of dividends or distributions in respect of any capital stock, or any redemption, purchase or other acquisition by either Company of any capital stock of either Company;
          (l) any amendment of any term of any class or series of outstanding securities of either Company or any of their respective Subsidiaries;
          (m) any charitable contribution made or pledged by or on behalf of either Company or any of their respective Subsidiaries, other than charitable contributions made or pledged that do not, individually or in the aggregate, exceed $100,000;
          (n) any “plant closing” or “mass layoff” as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable foreign, state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”) without complying, in all material respects, with the WARN Act;
          (o) any Lien created, otherwise incurred or otherwise suffered on any material Asset of either Company or any of their respective Subsidiaries, other than Permitted Liens;
          (p) any merger or consolidation with or purchase of substantially all of the assets of, or other acquisition of the material assets or material business of any corporation, partnership, association, joint venture or other business organization or division thereof, except for Permitted Acquisitions;
          (q) any change in any accounting or financial reporting methods of the Companies or any of their respective Subsidiaries or any material Tax election, except as required by GAAP or applicable law, entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, in each case involving a material amount of Taxes, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (r) any settlement of, or offer to settle, any Action involving either Company or their respective Subsidiaries pursuant to which such Company or Subsidiary paid, or agreed to pay, an amount equal to or greater than $250,000; or
          (s) any commitment or agreement by either Company or any of their respective Subsidiaries to do any of the foregoing.
          3.11 Litigation and Proceedings. Except as set forth on Schedule 3.11, there are no civil, criminal or administrative lawsuits, actions, suits, claims, hearings or other proceedings at law or in equity, or to the knowledge of each Company, investigations, before or by any court or arbitrator or any Governmental Authority pending or, to the knowledge of each Company, threatened, against such Company or any of its Subsidiaries, in each case seeking damages or fines in excess of $250,000 individually or injunctive relief. Except as set forth on Schedule 3.11, there is no unsatisfied judgment or Governmental Order requiring payment in excess of $250,000 or any open injunction binding upon either Company or any of their respective Subsidiaries.
          3.12 Legal Compliance. Except with respect to (i) matters set forth on Schedule 3.12, and (ii) compliance with Environmental Laws and judgments, orders, injunction, decrees, determinations, arbitration awards and investigations related thereto (as to which certain representations and warranties are made pursuant to Section 3.23):
          (a) each Company and its respective Subsidiaries are in compliance in all material respects with all laws (including rules and regulations thereunder), judgments, orders, injunction, decrees, determination or arbitration award of any Governmental Authority applicable thereto;
          (b) since January 1, 2004, none of the Companies nor any of their respective Affiliates has received notice to the effect that either Company is not in compliance in all material respects with all laws (including rules and regulations thereunder), judgments, orders, injunction, decrees, determination or arbitration award of any Governmental Authority applicable thereto; and
          (c) since January 1, 2004, none of the Companies nor any of their respective Affiliates have received notice of any investigation by any Governmental Authority with respect to either Company or any of their respective Subsidiaries, and, to the knowledge of each Company, no investigation is threatened and no condition exists that would reasonably be expected to prompt such an investigation.
          3.13 Contracts; No Defaults.
     (a) Schedule 3.13(a) contains a listing of all Contracts (other than Government Contracts as to which certain representations are made in Section 3.27 of this Agreement) described in clauses (i) through (x) below to which, as of the date of this Agreement, a Company or any of its Subsidiaries is a party or by which either Company or any of their respective Subsidiaries or assets are bound (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.

     (i) Each Contract that involves performance of services, or delivery of goods and/or materials by or for either Company or any of their respective Subsidiaries of an amount or value in excess of $25,000,000 in any calendar year;
     (ii) Each Contract that involves the purchase of services or goods and/or materials by the Companies or any of their respective Subsidiaries of an amount or value in excess of $25,000,000 in any calendar year;
     (iii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;
     (iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of either Company or any of their respective Subsidiaries (other than in the ordinary course of business consistent with past practice), in each case (x) involving payments in excess of $25,000,000 or (y) which provides for any earn-out or other similar payment of contingent purchase price that has not been paid prior to the date hereof;
     (v) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involving aggregate payments in excess of $10,000,000 in any calendar year;
     (vi) Each licensing agreement with respect to material Intellectual Property or any agreement restricting the rights of the Companies or any of their respective Subsidiaries, or permitting any Person, to use or register any material Intellectual Property;
     (vii) Each joint venture Contract, partnership agreement, limited liability company agreement or any similar agreement or arrangement, including, without limitation, any agreements or arrangements evidencing a minority investment in or a capital call obligation to any corporation, partnership, joint venture or other entity or enterprise;
     (viii) Any noncompetition or similar agreement restricting the business or activities of either Company or any of their respective Subsidiaries anywhere in the world (including without limitation any restriction on operating in any line of business or in any geographic area);
     (ix) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $2,000,000 in any calendar year; and
     (x) Any certification from an original equipment manufacturer pursuant to which a Company reasonably expects to conduct more than $25,000,000 of business in 2007.

          (b) Except as set forth on Schedule 3.13(b), all the Material Contracts listed on Schedule 3.13(a) are as of the date hereof and will be immediately prior to the Closing (except to the extent such Contracts expire prior to the Closing at their scheduled expiration date in accordance with their terms) (i) in full force and effect and (ii) represent the legal, valid and binding obligations of a Company or one of its Subsidiaries party thereto and, to the knowledge of the applicable Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.13(b), neither Company nor any of their respective Subsidiaries party thereto nor, to the knowledge of each Company, any other party thereto is in material breach of or material default under any such Material Contract. Except as set forth on Schedule 3.13(b), to the knowledge of each Company, no condition or event exists or has occurred which, with notice or lapse of time or both, would, as of the date of this Agreement or immediately prior to the Closing, constitute a material default or a basis for force majeure under any Material Contract, and neither Company nor any of their respective Subsidiaries has received written or, to the knowledge of such Company, oral notice from any other Person claiming or threatening to claim such a condition or event exists or has occurred.
          3.14 Employee Benefit Plans.
          (a) Definitions. The following terms, when used in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.
     (i) “Employee Plans” shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, incentive compensation, post-retirement insurance, compensation or benefits, severance or termination pay, change in control benefits, retention benefits, death benefits, loans, or any other similar plan, arrangement, agreement or understanding, including, without limitation, each “employee benefit plan” (or similar plan) within the meaning of Section 3(3) of ERISA or any other applicable law, whether or not subject to ERISA (as defined in Section 3.13(a)(ii)) or such comparable applicable law, which are maintained, contributed to, or required to be contributed to, by either Company, any of their respective Subsidiaries or ERISA Affiliates with respect to which either Company or any of their respective Subsidiaries has, or are reasonably anticipated to have, any liability or obligation.
     (ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     (iii) “ERISA Affiliate” shall mean any of the Combined Companies’ Subsidiaries or any trade or business, whether or not incorporated, that together with the Combined Companies or any of their respective Subsidiaries would be deemed a “single employer” within the meaning of section 4001 of ERISA.
     (iv) “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which either Company or any of their respective Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, which covers any current or former employee of either Company or any of their respective Subsidiaries or with respect to which either Company or any of their respective Subsidiaries has, or are reasonably anticipated to have, any liability.
     (v) “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which either Company or any of their respective Subsidiaries or ERISA Affiliates sponsors, maintains, administers, contributes to, or is obligated to contribute to, which covers any current or former employee of either Company or any of their respective Subsidiaries or with respect to which either Company or any of their respective Subsidiaries has, or are reasonably anticipated to have, any liability.
          (b) Disclosure. Schedule 3.14(b) contains a list of each Employee Plan in effect on the date of this Agreement, except for oral or written employment agreements or severance agreements with respect to any current or former employee.
          (c) Representations. Except as set forth in Schedule 3.14(c), the Companies represent and warrant the following:
     (i) Neither Company nor any of their Subsidiaries has any current or potential liability under Title IV of ERISA with respect to any Pension Plan.
     (ii) Each Employee Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and other applicable laws and with the terms of the applicable collective bargaining agreements. Except as would not reasonably be expected to result in material liability to any of the Combined Companies, each Employee Plan, including any material amendments thereto, that is required to obtain approval by or registration or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory, or the like (each, an “Approval”) has received such Approval (or there remains a period of time in which to obtain such Approval restoratively to the date of any material amendment that has not previously received such Approval), and no event has occurred which would reasonably be expected to result in the revocation of such Approval or the imposition of material sanctions by such authorities. Without limiting the generality of the foregoing, each Employee Plan which covers current or former employees of each Company or any of their respective Subsidiaries that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service regarding its tax-qualification (and to the knowledge of each Company no event has occurred which, since the date of such letter, would reasonably be expected to result in the revocation of such determination letter).
     (iii) Neither Company nor any of their Subsidiaries contributes to, has at any time in the past six years contributed to, or is obligated to contribute to, any Multiemployer Plan.
     (iv) Fiduciary Duties and Prohibited Transactions. Neither Company nor any of their Subsidiaries has any material liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither Company nor any of their Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Pension Plan. The Secretary of Labor has not assessed a civil penalty under Section 502(l) of ERISA that remains unpaid.
     (v) No oral or written representation or commitment with respect to any material aspect of any Employee Plan has been made to an employee or former employee of either of the Companies or any of their respective Subsidiaries by an authorized employee of either Company that is not in accordance with the written or otherwise pre-existing terms and provisions of such Employee Plan and which is reasonably anticipated to materially increase the Companies’ liability with respect to such Employee Plan.
     (vi) There are no material unresolved claims or disputes under the terms of, or in connection with, any Employee Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or, to the knowledge of either Company, threatened with respect to any material claim.
     (vii) No Employee Plan provides health benefit coverage beyond the end of the month in which an employee’s termination occurs (whether or not insured) with respect to employees or former employees of either Company or their respective Subsidiaries after retirement or other termination of service (other than coverage mandated by applicable laws or benefits, the full cost of which is borne by the employee or former employee).
     (viii) Neither the negotiation and execution of the Agreement nor the consummation of the transaction contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of either Company or their respective Subsidiaries or limit the ability to amend, terminate or receive a reversion of assets from any Employee Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of either Company to which either Company or their respective Subsidiaries is a party (including, without limitation, the stock option plans and underlying agreements) that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.
     (ix) With respect to each Employee Plan established or maintained outside of the United States for the benefit of employees of either Company or any of their respective Subsidiaries residing outside the Untied States (each, a “Foreign Plan”), and except as would not reasonably be expected to result in material liability to any of the Combined Companies, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for a Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and valuations and no transaction contemplated by this Agreement is reasonably anticipated to cause such assets or insurance obligation to be, in any material respects, less than such benefit obligations, and all material amounts required to be accrued with respect to any Foreign Plan or pursuant to any statutory requirement pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been, in all material respects, properly and timely accrued, including, in all material respects, accruals relating to any severance, termination pay or profit sharing benefits..
     (x) Neither Company, nor, to the knowledge of each Company, any other Person, has any express commitment to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other applicable laws or administrative changes that do not materially increase the liabilities or obligations under any such plans.
          3.15 Labor Relations. Except as set forth in Schedule 3.15:
          (a) Neither the Companies nor any of their Subsidiaries are party to, or bound by, any collective bargaining agreement or labor agreement or arrangements with any labor union, labor organization or works council and no employees of the Companies or their Subsidiaries are represented by any labor organization with respect to their employment with the Companies or their Subsidiaries.
          (b) The Companies and their Subsidiaries are neither party to, nor bound by, any oral or written employment agreement or severance agreement with respect to any current or former employee whose compensation during the fiscal year ended December 31, 2006 exceeded

$250,000 and which may not be terminated at will, or terminated by giving notice of thirty (30) days or less, without cost or penalty.
          (c) Since January 1, 2004, there have been no material representation questions, material arbitration proceedings, labor strikes, slow downs, stoppages, lockouts, grievances or other material labor disputes, to the knowledge of each Company, pending or threatened with respect to the employees of the Companies or their Subsidiaries.
          (d) To the knowledge of each Company, (i) no labor union, labor organization, works council, or group of employees of the Companies or their Subsidiaries has made a pending demand for recognition or certification, and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date hereof, the Companies have no knowledge of any current labor union organizing activities with respect to any employees of the Companies or their Subsidiaries.
          (e) The Companies and their Subsidiaries have complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, affirmative action, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, plant closings and layoffs (the “Employment Laws”). Neither the Companies nor their Subsidiaries are liable for the payment of material taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.
          (f) The Companies and their Subsidiaries are not: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.
          (g) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other material violation of any collective bargaining agreement or any other labor related agreement to which the Companies or their Subsidiaries are a party.
          3.16 Taxes. Except as otherwise disclosed in Schedule 3.16:
          (a) Each of the Companies and their respective Subsidiaries have (i) prepared and duly and timely filed all tax returns (collectively, “Tax Returns”) (or such Tax Returns have been filed on behalf of the Companies and their Subsidiaries) required to be filed, taking into account all extensions, and all such Tax Returns were accurate, correct and complete in all material respects; (ii) paid all Taxes due and payable with respect to any Pre-Closing Period, except for amounts being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Companies’ financial statements in accordance with GAAP; and (iii) withheld and remitted all material Taxes that the Companies or any of their respective Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, creditor or other third party, except with respect to matters contested in good faith.

          (b) No issues that have been raised or threatened in writing by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) of this Section are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full, unless the validity of the issues or amount of the deficiencies or assessments are being contested in good faith by appropriate action. No assessment, audit or other proceeding by any taxing authority, court or other Governmental Authority is pending, or, to the knowledge of each Company, threatened with respect to the Taxes of the Companies or any of their respective Subsidiaries.
          (c) Since January 1, 2004, no claim has been made in writing to either Company or any of their respective Subsidiaries by an authority in a jurisdiction where any of the Companies and their Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to any taxable year or period.
          (d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for, the collection or assessment of, Taxes due for any taxable period.
          (e) Neither the Companies nor their respective Subsidiaries has any liability for Taxes of any other Person (other than the Companies or any of their Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.
          (f) Neither the Companies nor any of their respective Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date.
          (g) Neither the Companies nor their respective Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten, other than an express obligation (x) in any customary agreement with customers, vendors or lessors entered into in the ordinary course of business or (y) with respect to any real property lease or credit agreement (collectively, “Tax Sharing Agreements”).
          (h) Neither the Companies nor any of their respective Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (i) Neither the Companies nor any of their respective Subsidiaries are required to include any amount in taxable income after Closing, as a result of transactions or events occurring prior to the Closing pursuant to Section 481 or Section 453 of the Code or any comparable provision under state or foreign law.
          (j) Neither the Companies nor any of their respective Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

          (k) There are no Liens on any Assets of the Companies or any of their respective Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens being contested in good faith by appropriate proceeding.
          (l) No power of attorney has been granted by or with respect to any of the Companies or any of their respective Subsidiaries with respect to any matter relating to Taxes.
          3.17 Brokers’ Fees. Except as included as a Holder Allocable Expense or otherwise set forth in Schedule 3.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by either Company, any of their respective Subsidiaries or their respective Affiliates.
          3.18 Insurance. Schedule 3.18 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, each Company or any of their respective Subsidiaries. True, correct and complete copies of such insurance policies have been made available to Acquiror. Except as set forth on Schedule 3.18, (i) such insurance policies or similar predecessor policies have been in effect since January 1, 2006, and there has been no gap in coverage during this time period; (ii) there is no material claim by either Company or any their respective Subsidiaries pending under any of the policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders (other than standard reservation of rights); and (iii) all premiums due and owing under all such policies have been timely paid when due (or if paid late, paid without cancellation of coverage) and each Company and their respective Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies. None of such insurance policies will terminate or lapse as a result of the Mergers or the consummation of the other transactions contemplated by this Agreement.
          3.19 Licenses, Permits and Authorizations. Schedule 3.19 contains a list of all material Licenses which are held, as of the date of this Agreement, by each Company or any of their respective Subsidiaries. Except as forth on Schedule 3.19, each such License is valid and in full force and effect. Neither Company nor any of their respective Subsidiaries is in default under any License set forth on Schedule 3.19 and there are no proceedings pending or, to the knowledge of such Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such material Licenses constitute all of the Licenses necessary to permit each Company and their respective Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of each Company and their respective Subsidiaries in all material respects as currently conducted.
          3.20 Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 3.20, each Company or their respective Subsidiaries own and have good title to all material tangible personal property, machinery and equipment reflected on the books of such Company and its Subsidiaries as owned by such Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

          3.21 Real Property. Schedule 3.21(a) lists (i) all Owned Real Property and (ii) all Leased Real Property. The Owned Real Property and the Leased Real Property is all of the material real property used or held for use in, and reasonably required for, the conduct of the business of each Company and their respective Subsidiaries as currently conducted. Except as set forth on Schedule 3.21(b), a Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property free and clear of any Liens, subject only to any Permitted Liens. Except as set forth on Schedule 3.21(b), a Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to any Permitted Liens. Except as set forth on Schedule 3.21(b), neither Company nor any of their respective Subsidiaries has leased, licensed, or otherwise granted any Person the right to use or occupy the Owned Real Property or Leased Real Property. Neither Company nor any of their respective Subsidiaries has received written notice of any default or any event which, with notice or lapse of time or both, would constitute a default under a lease of Leased Real Property.
          3.22 Intellectual Property.
          (a) Schedule 3.22(a) lists, as of the date hereof, each material (i) patent, registered trademark, registered service mark or trade name, registered copyright or mask work, registered domain name, and applications for any of the foregoing and (ii) OEM certifications and supplemental type certificates, held by either Company or any of their respective Subsidiaries.
          (b) Except as set forth on Schedule 3.22(b), (i) each Company and each of their respective Subsidiaries has good title to each item of Intellectual Property owned by it, free and clear of all Liens other than Permitted Liens, (ii) each Company and each of their respective Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all items of Intellectual Property used in the operation of the business of such Company and any of its Subsidiaries, as currently conducted, (iii) the businesses as presently conducted by the Companies’ and their Subsidiaries’ is not infringing upon or otherwise violating the rights in Intellectual Property of any other Person in any material manner, and (iv) to the knowledge of the Companies, no other Person is materially infringing upon, materially misappropriating or otherwise materially violating the Intellectual Property of either Company and any of their respective Subsidiaries.
          3.23 Environmental Matters. Except as set forth in Schedule 3.23:
          (a) Each Company and their respective Subsidiaries, including the methods and means employed in the operation thereof, are in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each Company and each of their respective Subsidiaries of all material permits, registrations and licenses and other governmental approvals required for the conduct of their business under applicable Environmental Laws (collectively, “Environmental Permits”), and in material compliance with the terms and conditions thereof. Neither Company nor any of their respective Subsidiaries has received any written notice from a Person alleging that either Company or their respective Subsidiaries is not in such compliance. All Environmental Permits currently held by each Company and their respective Subsidiaries pursuant to Environmental Laws as of the date of this Agreement are set forth in Schedule 3.23(a).
          (b) As of the date of this Agreement there is no material Environmental Claim pending or, to the knowledge of each Company and their respective Subsidiaries, threatened, against any of the Companies or their respective Subsidiaries or, to the knowledge of each Company and their respective Subsidiaries, against any Person whose liability for any Environmental Claim any Company or Subsidiary has or may have retained or assumed either by Contract or by operation of Law.
          (c) There are no present or, to the knowledge of the Companies, past actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous materials, that would reasonably be expected to result in an Environmental Claim against any of the Companies or their respective Subsidiaries, or, to the knowledge of each Company and their respective Subsidiaries against any Person whose liability for any such Environmental Claim any of the Companies or their respective Subsidiaries has or may have retained or assumed either by Contract or by operation of Law, the adverse determination of which would reasonably be expected to have a Material Adverse Effect.
          (d) None of the Companies or their respective Subsidiaries have, and to the knowledge of each Company and their respective Subsidiaries, no other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any of the Companies or their respective Subsidiaries, or at any other location except, with respect to the foregoing, (i) for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business consistent with past practice of the Companies or Subsidiaries, which inventories and wastes, if any, were and are stored, deposited, discharged, buried, dumped or disposed of in accordance with applicable Environmental Laws, or (ii) as would not reasonably be expected to have a Material Adverse Effect.
          (e) The Companies and their respective Subsidiaries have delivered or made available to Acquiror complete, accurate and current copies of (i) any Phase 1 and Phase 2 reports in respect of any owned or leased property of each Company and their respective Subsidiaries and (ii) to the knowledge of the Companies, any other material studies, analyses, tests or monitoring, to the extent such documents described in clauses (i) and (ii) above are in their possession or control and were generated within the past seven (7) years.
          (f) To the knowledge of each Company and their respective Subsidiaries, and except as would not reasonably be expected to have a Material Adverse Effect, none of the Owned Real Property or Leased Real Property contains any of the following in violation of Environmental Laws: underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); toxic mold; underground injection wells; dry wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.

          (g) No Cleanup is occurring on any Owned Real Property, or Leased Real Property, and no Person has handled any Hazardous Materials or Released reportable quantities of any Hazardous Materials from, on or under any Owned Real Property or Leased Real Property except (i) in material compliance with applicable Environmental Laws, and (ii) in a manner that has not resulted in a Environmental Claim or Cleanup, in either case not fully resolved in all material respects as of the date hereof.
          (h) Neither the Companies nor any of their respective Subsidiaries as of the date of this Agreement (i) is party to a Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for, any pending Environmental Claim or violations, obligations or liabilities pursuant to or violation of Environmental Law, or (ii) has made any pending claim with respect to any alleged liability arising under Environmental Laws pursuant to any indemnity or other right vested in either Company, including but not limited to any indemnification owed to the Companies or their respective Subsidiaries for Cleanup or with respect to Hazardous Materials.
          3.24 Customers and Suppliers
          (a) Schedule 3.24(a) sets forth, for each Company, a list of the names of such Company’s (i) ten (10) largest customers for the fiscal year ending December 31, 2006, showing the aggregate total sales in dollars by such Company to such customer during such fiscal year; and (ii) ten (10) largest suppliers for the fiscal year ending December 31, 2006 showing the approximate aggregate total purchases in dollars by such Company from each such supplier during each such fiscal year.
          (b) As of the date of this Agreement, except as set forth on Schedule 3.24(b), neither Company nor any of their respective Subsidiaries has received any written communication from any customer or supplier named on Schedule 3.24(a) of any intention or threat to terminate or materially reduce purchases from or supplies to such Company.
          3.25 Affiliate Transactions. Except as set forth on Schedule 3.25, no officer, director or stockholder of either Company or any of their respective Subsidiaries or, to the knowledge of each Company, any Person in which any such Person owns a greater than 10% beneficial interest is a party to any agreement, Contract, guarantee, commitment or transaction with either Company, any of their respective Subsidiaries or any of their respective businesses or has a material interest in any material property used or held for use by either Company, any of their respective Subsidiaries or any of their respective businesses (any such agreement, Contract, commitment, transaction or interest, a “Related Party Transaction”); provided, that “Related Party Transaction” shall not include commercial arrangements between a Company or Subsidiary thereof, on the one hand, and a portfolio company of the ultimate stockholder of a Company, on the other hand, to the extent negotiated on an arms’ length basis and are on terms substantially similar to other similar contracts between the applicable Company and a third party.
          3.26 Business Relationships. To the knowledge of each Company, neither Company nor any of their respective Subsidiaries has a customer or supplier relationship with, or is a party to any Contract with any person or entity that is (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons (the “SDN List”); (ii) owned or controlled by or acting on behalf of a person or entity on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by or acting on behalf of a person or entity that is otherwise the target of economic sanctions administered by OFAC.
          3.27 Government Contracts.
          (a) Definitions. Schedule 3.27(a) is a true and complete list, as of the date of this Agreement, of each Government Contract (as defined below) to which either Company or any of their respective Subsidiaries is a party, by which either Company or any of their respective Subsidiaries is bound, or which otherwise pertain to the business of each Company and their respective Subsidiaries as currently conducted and which is reasonably expected to have a value in excess of $5,000,000. The following capitalized terms, when used in this Section 3.27, shall have the respective meanings set forth below:
     (i) “Bid” means any bid, proposal, offer or quotation made by either Company or any of their respective Subsidiaries, or by a contractor team or joint venture in which either Company or any of their respective Subsidiaries is participating, that, if accepted, would lead to a Government Prime Contract or a Government Subcontract.
     (ii) “Government Contract” means any Government Prime Contract, Government Subcontract, Bid or Teaming Agreement.
     (iii) “Government Prime Contract” means any prime contract, blanket purchase agreement, basic ordering agreement, letter contract, delivery order, task order or purchase order on which final payment has not been made, between either Company or any of their respective Subsidiaries and either the United States Government or an agency or other entity of a State or local government.
     (iv) “Government Subcontract” means any subcontract, blanket purchase agreement, basic ordering agreement, letter subcontract, delivery order, task order or purchase order on which final payment has not been made, between either Company or any of their respective Subsidiaries and any prime contractor to either the United States Government, or an agency or other entity of a State or local government, or any subcontractor with respect to a Government Prime Contract.
     (v) “State and Local Government” means any state, territory or possession of the United States, any department or agency of any of the above with statewide jurisdiction and responsibility, or any department or agency of a local jurisdiction of such State.
     (vi) “Teaming Agreement” has the same meaning as the term, “Contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

     (vii) “United States Government” means the United States Government or any department, agency or instrumentality thereof.
          (b) Except as set forth on Schedule 3.27(b), all the Government Contracts listed on Schedule 3.27(a) are, as of the date hereof, and will be immediately prior to the Closing (except to the extent such Government Contracts expire prior to the Closing at their scheduled expiration dates in accordance with their terms) (i) in full force and effect and (ii) represent the legal, valid and binding obligations of a Company or one of its Subsidiaries party thereto and, to the knowledge of the applicable Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.27(b), neither Company nor any of their respective Subsidiaries party thereto nor, to the knowledge of each Company, any other party thereto is in material breach of or material default under any such Government Contract. To the knowledge of each Company, no condition or event exists or has occurred which, with notice or lapse of time or both, would, as of the date of this Agreement or immediately prior to the Closing, constitute a material default or a basis for force majeure under any such Government Contract listed on Schedule 3.27(a), and neither Company nor any of their respective Subsidiaries has received written or, to the knowledge of such Company, oral notice from any other Person claiming or threatening to claim such a condition or event exists or has occurred.
          (c) Certain Matters Relating to Government Contracts.
     (i) All representations and certifications executed, acknowledged or set forth in or pertaining to Government Contracts were current, accurate and complete in all material respects when made, each of the Companies or their respective Subsidiaries has complied in all material respects with all such representations and certifications to the extent they impose ongoing obligations.
     (ii) Neither Company nor any of their respective Subsidiaries nor, to the knowledge of either Company or any of their respective Subsidiaries, any of their respective directors, officers or employees is (or has been at any time since January 1, 2004) suspended or debarred from doing business with the United States Government or any State or Local Government, or has been declared nonresponsible or ineligible for United States Government or State or Local Government contracting. There are no circumstances that would warrant (x) the institution of suspension or debarment proceedings against either Company or any of their respective Subsidiaries, (y) to the knowledge of either Company, criminal or civil fraud or other criminal or civil proceedings against any of the officers, directors or employees of either Company or any of their respective Subsidiaries, or (z) to the knowledge of either Company, a determination of nonresponsibility or ineligibility of either Company or any of their respective Subsidiaries in the future.
     (iii) Neither Company nor any of their respective Subsidiaries nor, to the knowledge of either Company or any of their respective Subsidiaries, except as set forth on Schedule 3.27(c)(iii), or any of its agents or consultants is (or has been, since January 1, 2004) under administrative, civil (including, but not limited to, claims made under the False Claims Act) or criminal investigation, indictment or information or audit with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract other than routine audits by the Defense Contract Audit Agency or an agency inspector general.
     (iv) As of the date of this Agreement there exists no written notice of any outstanding material claims against either Company or any of their respective Subsidiaries by the United States Government, any State or Local Government, or any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract.
     (v) Since January 1, 2004, neither Company nor any of their respective Subsidiaries has, with respect to any Government Contract, received a material cure notice or material show cause notice advising such Company or Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such Government Contract.
     (vi) As of the date of this Agreement, other than routine contract audits by the Defense Contract Audit Agency or an agency Inspector General, since January 1, 2004, neither Company nor any of their respective Subsidiaries has been audited by any Governmental Authority and, to the knowledge of each Company and their respective Subsidiaries, no such audit is underway or threatened.
          3.28 Absence of Certain Business Practices. Since January 1, 2004, neither Company, its respective Subsidiaries or, to the knowledge of such Company, any of its officers, employees or agents or any other Person authorized to act, and acting, on behalf of such Company or its Subsidiaries has, directly or indirectly (i) given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder such Company or its Subsidiaries in connection with the development, marketing, use, sale or acceptance of products or services of such Company or its Subsidiaries (or to assist such Company or its Subsidiaries in connection with any actual or proposed transaction relating to the products and services of such Company or its Subsidiaries) except to the extent permitted by law; (ii) used any corporate funds or, to the knowledge of such Company, any personal funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (iii) made any unlawful payment to domestic government officials or employees, or to domestic political parties or campaigns, from corporate funds; (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (v) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; or (vi) made any false or fictitious entry on the books or records of such Company relating to any such payments.
          3.29 Product Liability and Warranty Claims. Except as set forth on Schedule 3.29, there are no material product liability or warranty claims pending or, to the knowledge of each Company, threatened in writing against such Company or any of its Subsidiaries that (i) are not covered by insurance (other than deductibles or self-retention amounts under such insurance policies) and (ii) which such Company reasonably expects will result in costs or damages to the Company in excess of $250,000 individually.
          3.30 State Takeover Statutes. The Board of Directors of each Company has unanimously approved the terms of this Agreement and the consummation of the Landmark Merger or the Standard Merger, as the case may be, and the other transactions contemplated by this Agreement related thereto, and such approval is sufficient to render inapplicable to the Landmark Merger or the Standard Merger, as the case may be, this Agreement and the other transactions contemplated hereby the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable thereto. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Mergers, this Agreement and the other transactions contemplated hereby.
          3.31 No Limitation on Other Representations. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty made by Standard Aero or Landmark in this Agreement (including, without limitation, those contained in this Article III) shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by Standard Aero or Landmark herein. Nothing in any representation or warranty in this Article III shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty set forth in this Article III, and each representation and warranty in this Article III shall be given full separate and independent effect.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
          Acquiror represents and warrants to the Companies as follows:
          4.1 Corporate Organization
          (a) Acquiror has been duly incorporated under the laws of the Dubai International Financial Center and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror, certified by the Secretary of Acquiror, previously delivered by Acquiror to the Companies, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.
          (b) Each Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and each has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation of each Merger Sub, certified by the Secretary of the State of Delaware, and their Bylaws, certified by the Secretary of each Merger Sub, respectively, previously delivered by Acquiror to the Companies, are true, correct and complete. Each Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of a Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.
          4.2 Due Authorization
          Acquiror and each Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror and each Merger Sub and approved by the stockholder of each Merger Sub, and no other corporate proceeding on the part of Acquiror or each Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and each Merger Sub and this Agreement constitutes a legal, valid and binding obligation of Acquiror and each Merger Sub, enforceable against Acquiror and each Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          4.3 No Conflict
          Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by Acquiror and each Merger Sub and the consummation of the transactions contemplated hereby and the performance by each Company of its obligations hereunder does not and will not (a) violate or conflict with any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Authority or any order, judgment or decree applicable to Acquiror and each Merger Sub, (b) violate or conflict with the Certificate of Incorporation, Bylaws, as amended, or other organizational documents of Acquiror and each Merger Sub or (c) result in a breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Acquiror or each Merger Sub, or require a consent or waiver under, or result in the imposition or payment of any penalty, in each case pursuant to (i) any material Contract to which Acquiror or any Merger Sub is a party or by which any of their respective assets are bound, (ii) any material permit, license, authorization or approval from any Governmental Authority or other Person, (iii) any note, bond, mortgage, indenture or other Indebtedness, except in the case of clauses (c)(i) and (c)(ii), for Permitted Liens.
          4.4 Litigation and Proceedings
          Except as set forth on Schedule 4.4, there are no civil, criminal or administrative lawsuits, actions, suits, claims, hearings or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, before or by any court or arbitrator or any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or a Merger Sub. Except as set forth on Schedule 4.4, there is no unsatisfied judgment or any open injunction binding upon Acquiror or a Merger Sub which would reasonably be expected to have a material adverse effect on the ability of Acquiror or a Merger Sub to enter into and perform its obligations under this Agreement.
          4.5 Governmental Authorities; Consents
          Assuming the truth and completeness of the representations and warranties of the Companies contained in this Agreement, no consent, waiver, approval, license, registration, order, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Acquiror or a Merger Sub with respect to Acquiror’s or a Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Competition Act or any similar foreign law; (ii) the Exon-Florio Amendment and (iii) as otherwise disclosed in Schedule 4.5.
          4.6 Financial Ability (i) The Letter of Credit and (ii) true, correct and complete copies of the debt commitment letters, dated as of April 2, 2007, among Barclays Bank Plc, Lehman Brothers Commercial Bank, Lehman Brothers Inc. and DAE Aviation Holdings, Inc. (the “Debt Commitment Letter”) pursuant to which Barclays Bank Plc, Lehman Brothers Commercial Bank, Lehman Brothers Inc. have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided up to an aggregate amount of $1,197,000,000 of debt financing in connection with the transactions contemplated by this Agreement have been provided by Acquiror to the Companies. The fee letter referenced in the Debt Commitment Letter does not contain any condition precedent to, or any limitation on the amount of funds available at the time of, the initial borrowing under the financing contemplated by the Debt Commitment Letter, other than those conditions precedent or limitations contained in the Debt Commitment Letter. Subject to receipt of the funds contemplated by the Debt Commitment Letter, and subject to the terms and conditions of this Agreement, at Closing Acquiror will have sufficient funds to consummate the transactions contemplated by this Agreement, including without limitation, to pay the Funding Amount and to pay all related fees and expenses.
          (a) A true, correct and complete copy of the unaudited consolidated balance sheet of Acquiror and its consolidated Subsidiaries as of December 31, 2006 has been provided by Acquiror to the Companies. Such balance sheet presents fairly, in all material respects, the consolidated financial position of Acquiror and its consolidated Subsidiaries as of December 31, 2006.
          4.7 Brokers’ Fees. Except fees described on Schedule 4.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.
          4.8 Operations of Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          4.9 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Acquiror acknowledges and agrees that neither Company nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Companies or their Subsidiaries.
          4.10 Acquisition of Interests for Investment. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Mergers. Acquiror understands and agrees that common stock of the Landmark Surviving Corporation and the Standard Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.
          4.11 Business Relationships. To the knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries, has a customer or supplier relationship with, or is a party to any Contract with any person or entity that is, and neither Acquiror, its shareholders or Subsidiaries, nor any of their respective officers or directors is, (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons (the “SDN List”); (ii) owned or controlled by or acting on behalf of a person or entity on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by or acting on behalf of a person or entity that is otherwise the target of economic sanctions administered by OFAC.
          4.12 Separate and Independent Effect. Nothing in any representation or warranty in this Article IV shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty set forth in this Article IV, and each representation and warranty in this Article IV shall be given full separate and independent effect.
ARTICLE V.
COVENANTS OF THE COMPANIES
          5.1 Conduct of Business. From the date of this Agreement through the Closing, each Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their business organizations, keep available the services of executive officers and key employees of the Companies and their Subsidiaries, preserve the current significant business relationships that the Companies and their Subsidiaries have with their respective customers and suppliers and (iii) use commercially reasonable efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 or consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), neither Company shall, and each Company shall cause its Subsidiaries not to, except as specifically contemplated by this Agreement:

          (a) change or amend the Certificate of Incorporation, Bylaws or other organizational documents of such Company or its Subsidiaries, except as otherwise required by law;
          (b) make, pay or declare any dividend or distribution to the stockholders of such Company, or set aside any funds for the purpose thereof, or redeem or repurchase any capital stock of the Companies or issue any capital stock or any rights (including options) to acquire any interests in any capital stock of either Company (other than common stock issuable upon exercise of outstanding options) or amend any term of any class or series of outstanding securities of either Company (other than with respect to the vesting of outstanding options);
          (c) enter into, materially and adversely modify, terminate or renew any Contract of a type required to be listed on Schedule 3.13 or Schedule 3.15, except in the ordinary course of business consistent with past practice; provided, however, that notwithstanding the foregoing, neither Company nor any of its Subsidiaries shall (i) amend any Contract or modify any business practice to provide for the prepayment prior to the Closing Date by any customer of such Companies or its Subsidiaries of any material amounts for services to be performed or goods to be delivered after the Closing Date other than in respect of power by the hour contracts entered into in the ordinary course of business (provided that payments under such power by the hour contracts are made in accordance with the terms of such contracts) or (ii) replace, modify, amend, terminate or renew the Operating Agreement by and between AlliedSignal Inc. and CFC Aviation Services, L.P., dated June 30, 1994, as amended, without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied);
          (d) revalue any of its material Assets, including writing off receivables or reserves, other than as required by GAAP, applied consistently with past practice, or applicable law;
          (e) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of any material Assets or properties except for sales of inventory or obsolete Assets in the ordinary course of business consistent with past practice;
          (f) (i) except as otherwise required by law, existing Employee Plans or consistent with past practice, take any action with respect to the grant of any severance, termination pay or transaction bonuses (other than (x) pursuant to policies or agreements of such Company or any of its Subsidiaries in effect on the date of this Agreement or (y) transaction bonuses to senior executives of the Companies, the aggregate amount of which shall not exceed $5,000,000, which bonuses, if any, will be paid at the Closing as a Holder Allocable Expense) which will become due and payable on or after the Closing Date and none of which shall fail to be deductible by reason of Section 280G of the Code; (ii) make any material change in the key management structure of such Company or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; (iii) adopt, enter into or materially amend any Employee Plan or increase the compensation or benefits payable or to become payable to its directors or executive officers, in each case except in the ordinary course of business; or (iv) increase the compensation or benefits payable or to become payable to its other employees or its consultants (in each case, except for increases in the ordinary course of business substantially in accordance with past practices and methodologies);
          (g) affect or permit a “plant closing” or “mass layoff” as defined by the WARN Act without fully complying with the WARN Act;
          (h) acquire by merger or consolidation with, or merge or consolidate with, or purchase any business, or all or substantially all of the assets, of any corporation, partnership, association, joint venture or other business organization or division thereof that would (i) be material to the business of the Combined Companies (other than in the ordinary course of business), except for Permitted Acquisitions, or (ii) constitute part of the FBO Business (other than aircraft, the acquisition of which is financed by means of Aircraft Financing Indebtedness);
          (i) fail to make capital expenditures in accordance with the applicable Company’s capital expenditure budget a copy of which has been provided to Acquiror prior to the date hereof;
          (j) make any material loans or material advances to any Person, except for advances to employees or officers of such Company or its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;
          (k) subject to Section 5.6 hereof, fail to use commercially reasonable efforts to collect accounts receivable and pay accounts payable other than in the ordinary course of business consistent with past practice;
          (l) enter into any Related Party Transaction;
          (m) change any accounting or financial reporting methods of the Companies or any of their respective Subsidiaries or make any material Tax election, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, in each case involving a material amount of Taxes, settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes;
          (n) fail to use commercially reasonable efforts to maintain or renew any License set forth on Schedule 3.19 (except to the extent such License is no longer material to the operation of the business of either of the Companies or their respective Subsidiaries);
          (o) do any other act which would reasonably be expected to cause any condition set forth in Section 9.1 or Section 9.2 not to be satisfied; or
          (p) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1.
          5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company or any of its Subsidiaries by third-parties that may be in such Company’s or any of its Subsidiaries’ possession from time to time, each Company shall, and shall cause its Subsidiaries to, (i) afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of such Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of such Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of such Company and its Subsidiaries as such representatives may reasonably request, (ii) furnish to Acquiror within 45 days of the end of each month following the date hereof, an unaudited monthly consolidated balance sheet of each Company and its Subsidiaries for the month then ended and related consolidated statements of earnings and cash flows, and (iii) furnish to Acquiror, promptly upon receipt thereof, any written communication from any customer or supplier named on Schedule 3.24 of any intention or threat to terminate or materially reduce purchases from or supplies to either Company or their respective Subsidiaries. Notwithstanding the foregoing, neither Company nor any of their Subsidiaries shall have any obligation to permit access to their facilities or any other real property owned, leased or used by any of them for the purpose of, and Acquiror shall have no right to conduct, any environmental compliance testing or investigation at any of such facilities or real property including “Phase I”, “Phase II” or any other invasive testing or sampling. Acquiror will indemnify the Companies and hold the Companies harmless in respect to any loss, liability, damage, judgment, cost and expense (including attorney’s fees) arising from any claim by a third party for personal injury or property damage that results from Acquiror’s or any of its representative’s inspection and investigation pursuant to this Section 5.2.
          5.3 HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, each Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, (ii) promptly make (or, as promptly as reasonably practicable, provide any information in the possession of the Companies necessary for Acquiror to make) such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign law, including under the Competition Act, and (iii) promptly make (or, as promptly as reasonably practicable, provide any information in the possession of the Companies necessary for Acquiror to make) any filings required to be made prior to Closing in connection with any act relating to foreign investment, ownership and control of the Companies in any country in which the Companies operate. Each Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.
          5.4 No Solicitations. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to the terms hereof, none of the Companies shall, nor shall they permit their respective Subsidiaries, Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, to (i) encourage, solicit, participate in or initiate discussions or negotiations with, consider or entertain any inquiries or proposals from, or provide any information to, any Person or group of Persons (other than Acquiror, the Merger Subs or any of their respective Affiliates) concerning any merger, sale of all or substantially all of the assets of either of the Companies, sale of shares of capital stock or similar transactions involving Landmark, Standard Aero or any of their respective Subsidiaries or any business unit thereof (a “Competing Transaction”) or (ii) enter into any agreement any third party in connection with any such transaction. Immediately following the execution of this Agreement, the Companies, shall, and shall direct their respective Subsidiaries, Affiliates, officers, directors, employees, representatives and agents to, immediately terminate any discussions or negotiations initiated prior to the date hereof relating to a Competing Transaction. The Companies shall, and shall cause their respective Subsidiaries and Affiliates to, promptly notify Acquiror orally and in writing if any third party makes a bona fide written proposal with respect to a Competing Transaction and such notification shall include the material terms of any such proposal or offer and the identity of such party.
          5.5 Cooperation with Financing.
          Prior to the Closing, each of the Companies shall, and shall cause its respective Subsidiaries, and shall use its commercially reasonable efforts to cause its and their respective, officers and employees to, provide to Acquiror all cooperation reasonably requested by Acquiror that is necessary, proper or advisable in connection with the financing transactions contemplated by the Debt Commitment Letters (the “Debt Financing”), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to such Company in connection with bank information memoranda, (iii) using commercially reasonable efforts to furnish Acquiror and its Debt Financing sources with financial and other information regarding such Company and its Subsidiaries as may be reasonably requested by Acquiror, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act, or as otherwise required in connection with the Debt Financing, (iv) using commercially reasonable efforts to assist Acquiror to obtain accountants’ comfort letters, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Acquiror, (v) using commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Acquiror (including a certificate of the Chief Financial Officer of such Company or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any), provided that no obligation of the Company or any Subsidiary under such executed documents shall be effective until the Closing, (vi) using commercially reasonable efforts to (x) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, (y) permit prospective lenders involved in the debt financing to complete reasonable customer and supplier due diligence (but in no event shall prospective lenders be entitled to contact customers and suppliers directly without the Companies’ consent), and (z) establish bank and other accounts in connection with the foregoing, and (vii) using commercially reasonable efforts to obtain customary waivers, consents, estoppels and approvals from other parties to material leases to which either Company or any of its Subsidiaries is a party (it being understood and agreed that obtaining any such waiver, consent, estoppel or approval shall not be a condition to Closing the transactions contemplated hereby). Each of the Companies hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage such Company or any of its Subsidiaries or the reputation or goodwill of such Company or any of its Subsidiaries and its or their marks. Nothing in this Section 5.5 shall require the Companies or any of their respective Subsidiaries to provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of such Company or any of its Subsidiaries. Notwithstanding anything in this Section 5.5 to the contrary, neither the Companies nor any of their respective Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Closing. Promptly following any written request by the Companies, and in any event prior to the close of business on the Business Day immediately prior to the Closing Date, Acquiror shall reimburse the Companies for any out-of-pocket fees and expenses paid by any of them in connection with their cooperation pursuant to this Section 5.5. Acquiror shall indemnify and hold harmless the Companies and each of their respective officers, directors, employees and representatives for any liabilities, losses or other damages of any kind suffered or incurred by them in connection with the arrangement of or consummation of the Debt Financing.
          5.6 Affiliate Transactions
          Each of the Companies shall cause (i) all accounts, whether payables or receivables, between either Company or any of their respective Subsidiaries, on the one hand, and any of Carlyle Landmark or Carlyle Standard or any of their respective Affiliates (other than the Companies and their Subsidiaries), on the other hand, to be paid in full at or prior to the close of business on the Business Day immediately preceding the Closing Date; and (ii) all other Related Party Transactions, including, without limitation, any management or other similar agreements, to be terminated without any termination or other payment (except for the payment of any amounts due and owing at such time under such Related Party Transactions in accordance with the terms thereof) with no further liability or obligations or other force or effect after the Closing. Notwithstanding the foregoing, nothing in this Section 5.6 shall affect the commercial agreements between the Companies, on the one hand, and portfolio companies of any investment fund that is an Affiliate of Carlyle Standard or Carlyle Landmark, on the other hand.
          5.7 Information Statement
          Promptly, but in no event later than fifteen (15) Business Days after the receipt of the Requisite Stockholder Approvals, each of the Companies shall prepare and distribute to the stockholders of Landmark and Standard Aero who have not executed and delivered the Landmark Stockholder Written Consent or the Standard Stockholder Written Consent, as the case may be, an information statement, which shall include all notices required under Delaware law, including, without limitation, the notice required pursuant to Section 228 of the DGCL (together with any amendments thereof or supplements thereto, the “Information Statement”) and any other information required to be provided to the stockholders of Landmark and Standard Aero in accordance with Delaware law relating to the adoption of this Agreement and the approval of the Mergers by such stockholders. Acquiror shall be provided with a reasonable opportunity to review and comment on the Information Statement. Acquiror shall cooperate with the Companies in the preparation of the Information Statement and promptly provide all information regarding Acquiror reasonably requested by the Companies for inclusion in the Information Statement. Other than with respect to such information provided by Acquiror, the Companies shall be solely responsible for the preparation, form and substance of the Information Statement.
          5.8 Interested Parties
          From and after the date hereof through the Closing Date, to the extent that either of the Companies has actual knowledge that any Person contacted either of the Companies or any of their respective Subsidiaries regarding such Person’s interest in a proposed FBO Business Sale Transaction (including any Person who, to the actual knowledge of the Companies, contacted either of the Companies or any of their respective Subsidiaries on or after March 19, 2007 it being understood that no written record of such contacts was maintained), such Company shall promptly notify an individual designated by the FBO Financial Advisor of the identity of such Person.
ARTICLE VI.
COVENANTS OF ACQUIROR
          6.1 HSR Act and Foreign Antitrust Approvals.
          (a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, (ii) promptly make (or, as promptly as reasonably practicable, provide any information in the possession of Acquiror necessary for the Companies to make) such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign law, including the Competition Act and use its commercially reasonable efforts to obtain termination, waiver or expiration of any applicable waiting periods and/or to obtain any other clearances or required approvals required under such laws, and (iii) promptly make (or, as promptly as reasonably practicable, provide any information in the possession of Acquiror necessary for the Companies to make) any filings required to be made prior to Closing in connection with any act relating to foreign investment, ownership and control of the Companies in any country in which the Companies operate. Acquiror shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.
          (b) Acquiror shall exercise commercially reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
          (c) Acquiror shall cooperate in good faith with the Antitrust Authorities and other Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a Governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Companies, or any other assets or lines of business of Acquiror. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be held separate thereafter (including the business and assets of the Companies and their Subsidiaries) shall not be deemed a failure to satisfy the conditions specified in Section 9.1(b), 9.1(c), 9.1(d), 9.2(a), 9.2(b) or 9.2(c).
          (d) Acquiror shall be solely responsible for and pay all filing fees payable to the Antitrust Authorities or any other Governmental Authority in connection with the transactions contemplated by this Agreement.
          6.2 Indemnification.
          (a) From and after the Effective Time of the Mergers, Acquiror agrees that it shall cause each Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of the applicable Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Mergers, whether asserted or claimed prior to, at or after the Effective Time of the Mergers, to the fullest extent that such Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable law and its charter or by-laws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided the person to whom such expenses are advanced provides an undertaking to such Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable law and the charter and by-laws or other organizational documents of such Company or any of its Subsidiaries shall be made by independent counsel mutually acceptable to TC Group, L.L.C. and such Surviving Corporation.
          (b) Prior to the Effective Time of the Mergers, Acquiror shall, at Acquiror’s sole cost and expense, cause each Surviving Corporation to obtain “tail” insurance policies with a claims period of at least six (6) years from the Effective Time of the Mergers with respect to directors’ and officers’, fiduciary and employment practices liability insurance covering those Persons who are currently covered by the applicable Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not materially less favourable than the terms of such insurance coverage in effect on the date of this Agreement for claims arising from facts or events that occurred on or prior to the Effective Time of the Mergers; provided, however, that if any claim is asserted or made within such six-year period, such insurance shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, neither Acquiror nor the Surviving Corporations’ Parent shall be obligated to obtain such “tail” insurance to the extent the cost of such “tail” insurance exceeds 300% of the annual premiums paid as of the date of this Agreement by the Companies for such insurance (such

300% amount, the “Maximum Premium”). If such “tail” insurance coverage can only be obtained at a cost in excess of the Maximum Premium, Acquiror shall cause the Surviving Corporations to obtain and maintain one or more “tail” policies with the most favorable coverage available for a cost equal to the Maximum Premium.
          6.3 Continued Employment.
          (a) For a period of no less than one year following the Closing Date, Acquiror shall cause each Surviving Corporation to continue to provide the employees of the applicable Company and its Subsidiaries with employment at a level of salary, wages, bonus opportunities, commissions, if applicable, and benefits (other than equity based compensation) which in the aggregate are at least substantially equivalent to the salary, wages, bonus opportunities, commissions, if applicable, and benefits provided prior to the Closing Date by such Company or its Subsidiaries taken as a whole. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any employee of each Company or its Subsidiaries and this Agreement shall not be construed so as to prohibit each Surviving Corporation or its Subsidiaries from having the right to terminate the employment of any employee of such Surviving Corporation or its Subsidiaries or (ii) to require each Surviving Corporation to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time of the Mergers as long as Acquiror complies with its obligations hereunder.
          (b) Benefits.
     (i) Each employee and former employee of a Company and its Subsidiaries shall be credited with his or her years of service with such Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under any employee benefit plan of Acquiror and its Subsidiaries providing benefits similar to those provided under such Employee Plan to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under such Employee Plan, except to the extent that such crediting would result in duplication of benefits and provided that no prior service credit shall be recognized for purposes of (A) benefit accrual, level of pay credits and/or grandfathering under any defined benefit plan or (B) post-retirement welfare benefits.
     (ii) With respect to the calendar year in which Acquiror ceases to maintain any particular Employee Plan, each employee shall be given credit for amounts paid under such Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Acquiror.
     (iii) Acquiror shall, and shall cause the Surviving Companies and their Affiliates and any employee benefit plans which any of them sponsors or maintains for the benefit of their employees to, use commercially reasonable efforts to waive all limitations as to pre-existing conditions, exclusions, waiting periods and evidence of insurability requirements with respect to participation and coverage of employees of the Companies and their Subsidiaries and their eligible dependents in any welfare plan maintained by Acquiror, each Surviving Company or any of their Affiliates, to the extent permitted by law and to the extent waived under comparable Employee Plans.
          6.4 Financing. Acquiror shall use its commercially reasonable efforts to arrange and consummate the financing transactions contemplated by the Debt Commitment Letter on the terms set forth therein (including, without limitation, any market-flex or other similar provisions), or, if such financing is not available, to obtain alternative financing on terms and conditions that are substantially similar, taken as a whole; provided, however, that in no event will Acquiror be required to seek or obtain financing on terms and conditions that would be less favorable to Acquiror than the terms and conditions set forth in the Debt Commitment Letter. Without limiting the foregoing, Acquiror shall use its commercially reasonable efforts (i) to negotiate in good faith respecting such financing, (ii) to satisfy all conditions provided in the Debt Commitment Letter and the definitive agreements relating thereto, (iii) if any portion of the financing contemplated by the Debt Commitment Letter has become unavailable, regardless of the reason therefore, to obtain alternative financing from the same or other sources on the terms specified above, and (iv) to satisfy at or prior to the Closing all requirements of any agreements relating to the Debt Commitment Letter which are conditions to closing under such agreements or to the drawdown of proceeds thereunder. Acquiror will give the Companies prompt notice of any breach by any party to the Debt Commitment Letter and shall keep the Companies informed as to the status of its efforts to arrange the financing transactions contemplated by the Debt Commitment Letter. Acquiror shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under the Debt Commitment Letter without the prior written consent of the Companies (such consent not to be unreasonably withheld, delayed or denied).
          6.5 DoT Matters. On or prior to the Closing Date, Acquiror, at its own expense, shall arrange for and cause the consummation of the sale or other disposition of each of the Part 135 certificates held by Landmark or its Subsidiaries to a “citizen of the United States” as defined in 49 U.S.C. Sec. 40102(15) who is an Unaffiliated Person or to surrender such Part 135 certificates to the Federal Aviation Administration, such that the consummation of the transactions contemplated hereby will comply with the regulations of the U.S. Department of Transportation (“DoT”) relating to the ownership of such Part 135 certificates. Such disposition shall be conditioned upon the consummation of the transactions contemplated hereby and shall be consummated immediately prior to the Closing. Acquiror’s obligations under this Section 6.5 shall be deemed to be satisfied by the transfer of such Part 135 certificates to the Voting Trust as contemplated by Section 7.4(a) hereof so long as prior to Closing Acquiror obtains all consents of Governmental Authorities required under applicable law to do so (including the consent of the DoT).
          6.6 Solvency Opinion. Acquiror shall furnish or cause to be furnished to the Companies copies of any solvency opinions or similar materials obtained from third parties in connection with the transactions contemplated hereby (including the financing thereof), it being acknowledged and agreed that Acquiror shall have no obligation under this Section 6.6 to procure any such opinions or similar materials. In no event shall the provisions of this Section 6.6 create any obligation on Acquiror to cause any such opinions or similar materials to be addressed to, or otherwise permit any reliance thereon by, any of the Companies or any of their respective Affiliates or boards of directors or other similar governing bodies.
          6.7 SR Technics Group. From the date hereof through the date of the Letter of Credit Termination Event, Acquiror agrees that it shall not distribute the capital stock of SR Technics Group or any cash proceeds or other property received in exchange for all or part of such capital stock or assets of SR Technics Group. Notwithstanding the foregoing, in the event that this Agreement has been terminated pursuant to Section 10.1(b)(i) or 10.1(c)(i) and the Companies and/or the Holder Representative have asserted a claim for monetary damages against Acquiror or the Merger Subs in connection therewith, the restrictions on distributions set forth in the immediately preceding sentence shall apply only to the extent that the amount of the monetary damages asserted by the Companies and/or the Holder Representative exceed the face amount of the Letter of Credit and, for the avoidance of doubt, Acquiror shall be permitted to distribute any and all cash (or property having a fair market value) in excess of the amount by which the monetary damages asserted by the Companies and/or the Holder Representative exceed the face amount of the Letter of Credit.
ARTICLE VII.
JOINT COVENANTS
          7.1 Confidentiality.
          (a) Use of Evaluation Materials. Except for any governmental filings required in order to complete the transactions contemplated herein, and except as Acquiror and the Companies may agree or consent in writing, each party hereto shall keep the Evaluation Materials confidential, and, except as required by applicable law, no party shall disclose any Evaluation Materials or any information contained therein to any Person; provided, however, that any such information may be disclosed to those of such party’s directors, officers, employees, agents and representatives who need to know such information for the purposes of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees, agents and representatives shall be informed by such party of the confidential nature of such information and shall be directed by such party, and shall each agree to treat such information confidentially in accordance with this Section 7.1(a)). Without limiting the generality of the foregoing, in the event that the transactions contemplated hereby are not consummated, neither party hereto nor its directors, officers, employees, agents or representatives shall use any of the Evaluation Materials furnished to it by another party hereto for any purpose.
          (b) Compelled Disclosure. In the event that any party hereto or any of its representatives receives a request or is required (by applicable law, regulation or legal process) to disclose all or any part of the information contained in the Evaluation Materials, such party or its representatives, as the case may be, shall (i) promptly notify the disclosing party of the existence, terms and circumstances surrounding such a request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the disclosing party in seeking a protective order or other appropriate remedy, if available. In the event that such protective order or other remedy is not obtained or that the disclosing party waives compliance with the provisions hereof, (x) such party or its representatives, as the case may be, may disclose only that portion of the Evaluation Materials which such party is advised by opinion of its legal counsel is legally required to be disclosed and shall exercise reasonable efforts to assist the disclosing party in obtaining assurance that confidential treatment shall be accorded such Evaluation Materials that are disclosed and (y) such party shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such party or its representatives not permitted by this Section 7.1.
          7.2 Support of Transaction. Acquiror and the Companies shall each (and shall each cause their respective Affiliates to) (i) other than with respect to CFIUS, which is the subject of Section 7.3, use commercially reasonable efforts to promptly assemble, prepare and file any information (and as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable and to obtain as promptly as practicable (A) all governmental and regulatory consents, approvals or authorizations required to be obtained in connection with the transactions contemplated hereby, (B) all consents, approvals or authorizations of the Federal Aviation Administration necessary or advisable in connection with the sale or other disposition of each Part 135 certificate pursuant to Section 6.5, (C) all other consents, approvals or authorizations of the Federal Aviation Administration or other aviation Governmental Authorities necessary or advisable as a result of the transactions contemplated hereby, (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Companies, or their respective Affiliates that are necessary or advisable in order to consummate the Mergers, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement. Notwithstanding the foregoing, in no event shall a Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations, or approvals required in order to consummate the Mergers pursuant to the terms of any Contract to which a Company or any of its Subsidiaries is a party.
          7.3 CFIUS Approval. Each of Acquiror and the Companies shall use its reasonable best efforts to obtain as promptly as reasonably practicable a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that CFIUS has concluded a review of the notification voluntarily filed jointly by Acquiror and the Companies pursuant to the Exon-Florio Amendment and determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the United States Government will not take action to prevent the consummation of the transactions contemplated by this Agreement (such determination or notification, the “CFIUS Approval”). Without limiting the foregoing, the requirement of Acquiror and the Companies to use their reasonable best efforts to obtain the CFIUS Approval shall include (i) making any pre-notification and notification filings required in connection with the CFIUS Approval within ten (10) days of the date Acquiror receives a written demand to make such filings from the Companies, provided, however, in no event shall any such filings be made (x) before the date that is thirty (30) days after the date hereof unless the Acquiror agrees in writing to such earlier filing or (y) after the date that is forty-five (45) days after the date hereof, or on such other date as Acquiror and the Holder Representative may mutually agree, (ii) providing any information requested by CFIUS or any other agency or branch of the United States Government in connection with their review of the transactions contemplated by this Agreement and (iii) in the case of Acquiror, agreeing to one or more mitigation agreements with the United States Government, which mitigation agreements may include, without limitation, an “evergreen provision” and other provisions customarily included in such agreements; provided, that, subject to the next sentence, Acquiror is permitted to manage the Combined Companies (other than the FBO Business) under any such mitigation agreement. In addition, with respect to assets of the Combined Companies required to perform under contracts or subcontracts relating to defense, Acquiror shall enter into one or more standard mitigation agreements or other similar instruments with the United States Department of Defense (“DoD”) and/or other CFIUS agencies as DoD and/or such other agencies may require to mitigate Foreign Ownership Control and Influence.
          7.4 Sale of FBO Business. Without limiting either party’s obligations under Section 7.3, Acquiror shall propose, negotiate and use best efforts to enter into, a written agreement with certain of the CFIUS agencies (the “FBO Business Disposition Agreement”) as promptly as reasonably practicable after the date hereof (but in any event prior to the Termination Date) pursuant to which Acquiror will agree (i) to cause Landmark to consummate a FBO Business Sale Transaction within one year following the Closing Date (or such earlier time as CFIUS may require, as such time may be extended by CFIUS) with a purchaser approved by, and on terms reasonably acceptable to, CFIUS and, unless otherwise agreed to by Acquiror, having such other terms and conditions as are customary for a transaction of such size and nature, (ii) following the Closing, to cause the Landmark Surviving Corporation and/or its Subsidiaries to transfer all of their right title and interest in any equity interests and other securities of the FBO Subsidiaries held by Acquiror or any of its Subsidiaries (including the Landmark Surviving Corporation and its Subsidiaries) and any other assets used primarily by the FBO Business (collectively, such equity interests, securities and other assets, the “FBO Trust Property”) to an irrevocable trust established for the benefit of the Landmark Surviving Corporation (the “Voting Trust”) pursuant to a written trust agreement (the “Trust Agreement”), which Trust Agreement shall provide that the trustees of such Voting Trust (the “FBO Trustees”) shall exercise all voting rights with respect to any voting securities included in the FBO Trust Property and shall be designated as the sole managing member of the FBO Subsidiaries during the period from the Closing to the consummation of the FBO Business Sale Transaction such that the FBO Trustees exercise de jure and de facto control over the FBO Business during such period in their sole and absolute discretion in a manner consistent with the FBO Trustees Fiduciary Duties, (iii) following the Closing Date, to irrevocably appoint James Schlesinger, Robert Kerrey and Dov Zakheim (or such other individuals as are acceptable to CFIUS) as the initial FBO Trustees, (iv) to retain Merrill Lynch (or such other nationally recognized investment bank acceptable to CFIUS) to conduct a sale process with respect to the FBO Business Sale Transaction, (v) following the Closing, to report regularly to CFIUS as to the status of the FBO Business Sale Transaction and to provide any information reasonably requested by any of them with respect to the FBO Business Sale Transaction or the operation of the FBO Business during the period from the Closing to the consummation of the FBO Business Sale Transaction, (vi) that following the Closing, Acquiror will not exercise control over or influence the management of the FBO Business and will not in any way attempt to influence any operations, policies, procedures or security in place at any facility operated by the FBO Business, (vii) that following the Closing, the current management of the FBO Business will be retained by Acquiror unless the FBO Trustees determine that any management employee should be terminated, and (viii) following the Closing, to take such other actions, or to refrain from taking such other actions, as may be reasonably requested by CFIUS in order to achieve the purposes described in the foregoing clauses (i) through (vii). Acquiror shall use best efforts to comply in all material respects with the FBO Business Disposition Agreement. In the event that Acquiror or certain of the CFIUS agencies do not enter into the FBO Business Disposition Agreement and the Closing nonetheless occurs, Acquiror shall use best efforts to cause Landmark to consummate the FBO Business Sale Transaction with a purchaser that is not an Affiliate of Acquiror in accordance with the foregoing clauses (i) through (vii) as applicable. The parties hereto acknowledge and agree that Acquiror shall have sole and absolute discretion regarding the terms and conditions of any proposed FBO Business Sales Transaction.
          (a) During the period from and after the date hereof, through the Closing, Landmark shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to cause its and their respective officers and employees to, provide to Acquiror all cooperation reasonably requested by Acquiror in connection with the FBO Business Sale Transaction, including (x) assisting with the preparation of an offering memorandum, materials for management presentations and other similar materials and (y) using commercially reasonable efforts to prepare a data room containing materials which would be reasonably requested by prospective purchasers in connection with their due diligence review of the FBO Business. Notwithstanding any provision hereof to the contrary, no confidential or non-public information relating to Landmark or the FBO Business will be provided to any prospective purchaser of the FBO Business prior to the Closing Date, other than (subject to such prospective purchaser executing a customary confidentiality agreement of which Landmark is a beneficiary) such confidential information as is included in a confidential offering memorandum that contains information customarily included in confidential offering memorandum used to sell private businesses and the contents of which are approved in writing by Landmark and the Holder Representative. Nothing in this Section 7.4(b) shall require Landmark or any of its Subsidiaries to provide any assistance to the extent it would interfere unreasonably with the ongoing business or operation of Landmark or its Subsidiaries or the transactions contemplated by this Agreement (including, the financing thereof). Notwithstanding anything in this Section 7.4 to the contrary, neither the Companies nor any of their respective Subsidiaries shall be required to incur any out-of-pocket expenses or other liability with respect to the FBO Business Sale Transaction prior to the Closing. Acquiror shall reimburse Landmark for any documented out-of-pocket fees and expenses paid by Landmark or its Subsidiaries (other than to its Affiliates) in connection with their cooperation pursuant to this Section 7.4, which shall be paid by Acquiror prior to the close of business on the Business Day immediately prior to the Closing Date following delivery by Landmark of an estimate and final calculation thereof (x) in accordance with Section 2.10 or (y) promptly following the termination of this Agreement. Acquiror shall indemnify and hold harmless the Companies and each of their respective officers, directors, employees and representatives for any liabilities, losses or other damages of any kind suffered or incurred by them in connection with the FBO Business Sale Transaction.
          7.5 Letter of Credit
          Concurrently with the execution and delivery of this Agreement, Acquiror has delivered a standby letter of credit, dated as of April 2, 2007, in the amount of One Hundred Million Dollars ($100,000,000) in favor of the Holder Representative (such letter of credit and any letter of credit substituted therefore, the “Letter of Credit”). Acquiror shall maintain the Letter of Credit, or cause the expiration date of the Letter of Credit to be extended or the Letter of Credit to be replaced with a substitute letter of credit in an undrawn face amount equal to the face amount of the Letter of Credit, as the case may be, until the earliest to occur of: (i) the

Effective Times of the Mergers, (ii) termination of this Agreement pursuant to and in accordance with Section 10.1 (other than Section 10.1(b)(i) or Section 10.1(c)(i)), (iii) if the this Agreement is terminated pursuant to and in accordance with Section 10.1(b)(i) or Section 10.1(c)(i), sixty (60) days following such termination, provided that if the Companies make any claim against Acquiror relating to this Agreement prior to the expiration of such sixty (60) day period, then Acquiror shall cause the expiration date of the Letter of Credit to be extended or the Letter of Credit to be replaced with a substitute letter of credit in a face amount equal to the face amount of the Letter of Credit, as the case may be, until (x) final resolution of such claim as set forth in a final and nonappealable judgment or award of an arbitrator, arbitration panel or court of competent jurisdiction, as applicable, (y) as agreed in any settlement agreement, duly executed by Acquiror and the Companies, or (z) written agreement of the Acquiror and the Holder Representative that the Letter of Credit is not required to be maintained (any such event set forth in clauses (i), (ii) or (iii), above, a “Letter of Credit Termination Event”). Immediately following the occurrence of a Letter of Credit Termination Event, the Holder Representative shall return the Letter of Credit, together with any documents requested by the issuing bank in connection with the cancellation of the Letter of Credit, to Acquiror. The Holder Representative shall be entitled to draw on the Letter of Credit (A) in an amount equal to (1) the amount of any damages awarded to any of the Companies or their respective stockholders against Acquiror or Merger Subs pursuant to a claim related to this Agreement or the transactions contemplated hereby in a final and nonappealable judgment or award of an arbitrator, arbitration panel or court of competent jurisdiction, as applicable, or (2) the amount agreed in any settlement agreement related to this Agreement or the transactions contemplated hereby, duly executed by Acquiror and the Holder Representative, in each case, to the extent not paid by Acquiror within 10 Business Days of Acquiror’s receipt of a written demand therefor, upon delivery of a draw certificate in the form attached as Exhibit A to the Letter of Credit (the “Draw Certificate”) duly executed by the Holder Representative attaching a copy of such judgment, award or settlement agreement, as the case may be, or (B) upon the delivery of the Draw Certificate, the full face amount of the Letter of Credit in the event that Acquiror has failed to extend the then current maturity date of the Letter of Credit or replace the Letter of Credit with a substitute letter of credit at least fifteen (15) days prior to the expiration of the Letter of Credit; provided, however, that in the event the Holder Representative shall have drawn on the Letter of Credit pursuant to this clause (B), the Holder Representative shall concurrent with the drawing of such amount, deposit cash in an amount equal to such amount into escrow with Citibank, N.A., pursuant to the terms of an escrow agreement substantially in the form of the Escrow Agreement providing for the release of such escrowed funds upon (i) a final and nonappealable judgment or award of an arbitrator, arbitration panel or court of competent jurisdiction, as applicable, or (ii) a written settlement agreement, duly executed by the Holder Representative and Acquiror All fees and expenses related to obtaining and maintaining the Letter of Credit or any substitute letter of credit pursuant to this Section 7.5 shall be borne by Acquiror.
ARTICLE VIII.
CLOSING
          8.1 Filing of Certificate of Merger. Assuming all of the conditions set forth in Article IX of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Subs and the Companies shall direct their officers forthwith to file and record all relevant documents, including, without limitation, the applicable Certificate of Merger, with the appropriate government officials to effectuate the Mergers on the Closing Date.
          8.2 Closing. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Section 9.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Companies may mutually agree (the “Closing Date”). The term “Closing,” when used in this Agreement, means the Effective Time of the Mergers.
ARTICLE IX.
CONDITIONS TO OBLIGATIONS
          9.1 Conditions to Obligations of Acquiror, Merger Subs and the Companies. The obligations of Acquiror, Merger Subs and the Companies to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:
          (a) All waiting periods under the HSR Act and the Competition Act applicable to the Mergers shall have expired or been waived or terminated.
          (b) Any review or investigation of the Mergers under the Exon-Florio Amendment shall have terminated, without any action to suspend or prohibit the transactions contemplated hereby by the President of the United States, or CFIUS shall have issued the CFIUS Approval.
          (c) All other permits, approvals, clearances, filings and consents of Governmental Authorities required to be procured by Acquiror, Merger Subs and the Companies in connection with the Merger and the transactions contemplated by this Agreement the failure of which to obtain would have, or would reasonably be expected to have, a Material Adverse Effect on the Combined Companies, shall have been procured without the imposition of any terms, conditions or limitations that would have, or would reasonably be expected to have, a Material Adverse Effect on the Combined Companies; provided, however, that (i) any novations or consents required in connection with any Contracts with any Governmental Authority or any subcontracts under any such contracts with any Governmental Authority and (ii) any consent or approval in connection with the transfer or disposition of Landmark’s Part 135 certificates and aircraft registrations need not be obtained prior to Closing.
          (d) There shall not be in force any Governmental Order, statute, rule or regulation issued by the United Stated or Canadian federal governments restraining, enjoining or prohibiting the consummation of the Mergers.
          9.2 Conditions to Obligations of Acquiror and Merger Subs. The obligations of Acquiror and Merger Subs to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Subs:

          (a) The representations and warranties of the Companies contained in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (or in the case any such representations and warranties expressly relate to an earlier date, at and as of such earlier date), except in each case, as has not had or would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of the foregoing, all such representations and warranties that are qualified by “materiality” or “Material Adverse Effect” qualifications shall be read as if they were not so qualified, but, for the avoidance of doubt, specific numeric thresholds shall not be so disregarded.
          (b) Each of the covenants and agreements of each Company to be performed as of or prior to the Closing shall have been performed in all material respects.
          (c) There shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Combined Companies.
          (d) Each Company shall have delivered to Acquiror a certificate signed by an officer of such Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.
          (e) As of the Closing Date, (i) no more than 0.5% of the aggregate number of shares of Landmark Common Stock that are issued and outstanding as of the Closing Date shall be Dissenting Landmark Common Shares and (ii) no more than 0.5% of the aggregate number of shares of Standard Common Stock that are issued and outstanding as of the Closing Date shall be Dissenting Standard Common Shares; provided, however, in the event that such condition is not satisfied as of the Closing Date, such condition shall be deemed satisfied in the event that Carlyle Standard and/or Carlyle Landmark enters into a written agreement to provide full indemnification with respect to any amounts payable to the holders of such Dissenting Landmark Common Shares and Dissenting Standard Common Shares in excess to that portion of the Merger Consideration to which such holders would otherwise be entitled and any documented out-of-pocket costs incurred by the Standard Surviving Corporation or the Landmark Surviving Corporation in connection with any appraisal proceedings in connection therewith, on terms and conditions reasonably satisfactory to Acquiror.
          9.3 Conditions to the Obligations of the Companies. The obligation of the Companies to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Companies:
          (a) The representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, (or in the case any such representations and warranties expressly relate to an earlier date, at and as of such earlier date), except in each case, as has not had or would not reasonably be expect to have, individually or in the aggregate, a material adverse effect on Acquiror’s or any of Merger Subs’ ability to consummate the Mergers or the other transactions contemplated hereby (including the financing thereof); provided, however, that for purposes of this subsection (a), all such representations and warranties that are qualified by “materiality” or “Material Adverse Effect” qualifications shall be read as if they were not so qualified.
          (b) Each of the covenants and agreements of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.
          (c) Acquiror shall have delivered to the Companies a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.
ARTICLE X.
TERMINATION/EFFECTIVENESS
          10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) By mutual written consent of the parties authorized, at any time prior to the Closing.
          (b) Prior to the Closing, by written notice to the Companies from Acquiror, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of a Company set forth in this Agreement, or if a representation or warranty of a Company shall be untrue in any material respect, in either case, such that the conditions specified in Section 9.2(a) or Section 9.2(b) hereof would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by such party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as such party continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before the Termination Date other than as a result of a breach of a representation, warranty, covenant or agreement of Acquiror or a Merger Sub; (iii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority; (iv) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; (v) the issuance by the President of the United States of a notification that the United States Government will take action to suspend or prohibit the consummation of the transactions contemplated by this Agreement; or (vi) enactment of legislation by the United States federal government preventing the consummation of the transactions contemplated by this Agreement.
          (c) Prior to the Closing, by written notice to Acquiror from the Companies, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or a Merger Sub set forth in this Agreement, or if a representation or warranty of Acquiror or a Merger Sub shall be untrue in any material respect, in either case, such that the conditions specified in Section 9.3(a) or Section 9.3(b) hereof would not be satisfied at the

Closing (a “Terminating Acquiror Breach”), except that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date other than as a result of a breach of a representation, warranty, covenant or agreement of the Companies, (iii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority (iv) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; (v) the issuance by the President of the United States or CFIUS of a notification that the United States Government will take action to suspend or prohibit the consummation of the transactions contemplated by this Agreement; or (vii) enactment of U.S. Federal legislation prohibiting the consummation of the transactions contemplated by this Agreement. The prior approval of this Agreement by the stockholders of each Company pursuant to the Landmark Stockholder Written Consent and the Standard Stockholder Written Consent shall not restrict the ability of such Company’s Board of Directors to terminate this Agreement in accordance with this Section 10 hereof or to cause such Company to enter into an amendment to this Agreement pursuant to Section 12.12 hereof to the extent permitted under Section 251(d) of the DGCL.
          10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Companies, Acquiror or Merger Subs, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination, and the parties hereto acknowledge that it is the intention of the parties hereto that no party shall have any remedy or right to recover for any losses or damages resulting from any breach of the provisions hereof unless such breach was intentional and willful on the part of the breaching party; provided, however, the parties agree that in the event that all of the conditions to closing set forth in Sections 9.1 and 9.2 have been satisfied and Acquiror or Merger Subs fail to consummate the transactions contemplated hereby on the Closing Date, such failure shall be deemed an intentional and willful breach of this Agreement and provided, further, the parties agree that in the event that all of the conditions to closing set forth in Sections 9.1 and 9.3 have been satisfied and the Companies fail to consummate the transactions contemplated hereby on the Closing Date, such failure shall be deemed an intentional and willful breach of this Agreement. The provisions of Sections 7.1, 10.2, 11.1, 11.6 and 11.7 hereof shall survive any termination of this Agreement.
ARTICLE XI.
HOLDER REPRESENTATIVE
          11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Landmark Common Shares, the Standard Common Shares, the Landmark Vested Options and

the Standard Vested Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated the Holder Representative as the initial Holder Representative, and approval of this Agreement by the holders of Common Shares and Vested Options shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons that collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Landmark Common Shares immediately prior to the Effective Time of the Mergers (“Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.
          11.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Common Shares and Vested Options, except as expressly provided herein. The Holder Representative shall have no liability to Acquiror, the Companies or the holders of Landmark Common Shares, Standard Common Shares, Landmark Vested Options and Standard Vested Options with respect to actions taken or omitted to be taken in its capacity as the Holder Representative, except with respect to the Holder Representative’s gross negligence or willful misconduct. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 2.5 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, from funds paid to it under Section 2.5 of this Agreement and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the funds paid to the Holder Representative pursuant to Section 2.5 exceed the Holder Allocable Expenses, the Holder Representative shall be entitled to retain such excess amount as a fee for its services as Holder Representative hereunder.

ARTICLE XII.
MISCELLANEOUS
          12.1 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and obligations of the Parties contained in this Agreement and in any certificate or instrument delivered at the Closing shall not survive beyond the Effective Times of the Mergers or termination of this Agreement except (i) as provided in Section 10.2, and (ii) for the covenants and obligations set forth in Sections 6.2 and 6.3.
          12.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement by delivering a writing executed by one its authorized executive officers to each party hereto specifically describing the term or condition waived hereunder.
          12.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) delivered by FedEx or other nationally recognized overnight delivery service, or (iv) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
          (a) If to Acquiror or Merger Subs, to:
Dubai Aerospace Enterprise (DAE) Ltd
P.O. Box 9522
Dubai, United Arab Emirates
Telephone: + 971-4-329-2420
Telecopy: + 971-4-329-2430
Attention: General Counsel
with copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Telephone: (212) 735-3000
Telecopy: (212) 403-2000
Attention: Howard L. Ellin
and
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Telephone: (202) 371-3000
Telecopy: (202) 393-5760
Attention: Jeremy London

          (b) If to Landmark, to:
Piedmont/Hawthorne Holdings, Inc.
1524 W. 14th Street
Suite 110
Tempe, AZ 85281-6974
Tel: (480) 377-3100
Fax: (480) 377-3105
Attention: Ramon Nunez, General Counsel
with copies to:
TC Group, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Ave. N.W.
Suite 220 South
Washington, D.C. 20004
Attention: Adam J. Palmer
Telecopy No.: (202) 347-1818
and:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: David S. Dantzic
                  Paul F. Sheridan, Jr.
Telecopy No.: (202) 637-2201
          (c) If to Standard Aero, to:
Standard Aero Acquisition Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg MB R3H 1B3
Canada
Tel: (204) 987-8860
Fax: (204) 784-9647
Attention: Brad Bertouille, Chief Financial Officer
with copies to:
TC Group, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Ave. N.W.
Suite 220 South
Washington, D.C. 20004
Attention: Adam J. Palmer
Telecopy No.: (202) 347-1818

and:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: David S. Dantzic
                  Paul F. Sheridan, Jr.
Telecopy No.: (202) 637-2201
or to such other address or addresses as the parties may from time to time designate in writing.
          12.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that Acquiror or either Merger Sub, as applicable, may assign, in whole or in part, its rights and obligations under this Agreement to any Affiliate of Acquiror, or to a lender of Acquiror or either Merger Sub as collateral for indebtedness, without the prior written consent of the other parties, provided that Acquiror or the applicable Merger Sub shall remain liable for all of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          12.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the forgoing, in the event the Closing occurs, the officers and directors of each Company shall be intended third-party beneficiaries of, and shall be entitled to the protections of, Section 6.2 hereof. No party to this Agreement may assert any claim against any officer, director, shareholder, partner or member of any party to this Agreement under this Agreement or in connection with the transactions contemplated hereby unless such Person is also a party to this Agreement.
          12.6 Expenses. Except as set forth in Sections 2.5 and 6.1(d), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that Acquiror shall pay all stamp tax or other transfer tax payable as a result of the Merger or the consummation of the transactions contemplated hereby. In the event the transactions contemplated hereby are not consummated, each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants; provided, however, that, in the event that the transactions contemplated hereby are not consummated, Acquiror shall pay all fees and expenses in connection with any financing arrangements, and any such out-of-pocket fees and expenses in connection with such financing arrangements incurred by the Companies prior to the date of termination shall be reimbursed by Acquiror promptly upon written demand therefor.
          12.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to principles of choice or conflicts of law thereof.

          12.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          12.9 Schedules and Annexes. The Schedules and Annexes are a part of this Agreement as if fully set forth herein. All references herein to articles, sections, paragraphs, Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with respect to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which it is reasonably apparent that such disclosure would relate. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Prior to the Closing, each of Standard Aero and Landmark shall supplement, modify or update the Schedules, as applicable (each such update, a “Schedule Update”) as promptly as reasonably practicable after becoming aware of the occurrence, impending occurrence or nonoccurrence of any event or circumstance relating to such party that would cause any Schedule to be inaccurate, incomplete or materially misleading in any respect at any time from the date hereof to the Closing; provided, however, that no Schedule Update shall (i) be deemed to cure any breach of any representation or warranty made in this Agreement or (ii) be given effect for purpose of satisfying the conditions to the obligations of Acquiror and Merger Subs contained in Section 9.2.
          12.10 Construction.
          (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
          (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
          (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
          (d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

          (e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
          (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
          (g) All references to dollars or other currencies contained in this Agreement are U.S. Dollars.
          12.11 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), that certain Confidentiality Agreement dated as of January 18, 2007 between Acquiror and Carlyle Investment Management, L.L.C. (the “Confidentiality Agreement”) and any written agreements executed substantially concurrent with the execution of this Agreement constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.
          12.12 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
          12.13 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Companies which approval shall not be unreasonably withheld by any party, except that no approval shall be required for any press release or public announcement that is required by law. Without limiting the foregoing, neither the Companies nor Acquiror shall, nor shall they permit any of their representatives to, make any public statement or any voluntary statement to any regulatory agency, to the U.S. Congress or to any other Person relating to the CFIUS Approval without the prior consent of the other party hereto; provided, however that Acquiror and the Companies agree to cooperate in good faith in respect of any such communications in order to ensure that such Persons have all information reasonably required by them in order to evaluate the transactions contemplated hereby.
          12.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

          12.15 Jurisdiction. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the courts of the Borough of Manhattan in the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.
          12.16 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

DUBAI AEROSPACE ENTERPRISE (DAE) LTD
By:
Name:
Title:

LMA MERGER SUB, INC.
By:
Name:
Title:

SAH MERGER SUB, INC.
By:
Name:
Title:

PIEDMONT/HAWTHORNE HOLDINGS, INC.
By:
Name:
Title:

STANDARD AERO ACQUISITION HOLDINGS, INC.
By:
Name:
Title:

TC GROUP, L.L.C.
By:	TCG Holdings, L.L.C.

By:
Name:
Title: